EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of April 14, 2014

by and among

Aaron’s, Inc., as Parent

Progressive Finance Holdings, LLC, as the Company

Virtual Acquisition Company, LLC, as Merger Sub

and

the Representative

*	The filed version of this Agreement and Plan of Merger omits the exhibits and schedules identified in the text of this Agreement. The registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities & Exchange Commission upon request.

Section 8.7	No Third-Party Beneficiaries	82
Section 8.8	Enforcement of Agreement	82
Section 8.9	Dispute Resolution, Venue, and Governing Law	83
Section 8.10	Counterparts	83
Section 8.11	Legal Representation; Privilege	83

EXHIBITS

Exhibit A	Unitholders’ Written Consent
Exhibit B	Certificate of Merger
Exhibit C	Post-Closing Operating Agreement
Exhibit D	Escrow Agreement
Exhibit E	Letter of Transmittal
Exhibit F	Closing Deliveries

SCHEDULES

Disclosure Schedules
Schedule 1.7	Form of Estimated Statement
Schedule 4.8	Indemnification Agreements
Schedule 5.3(e)	Consent and Waivers
Schedule 5.3(f)	Key Employees
Schedule 7.2(a)(viii)	General Indemnity Claim Matters
Schedule 7.2(a)(ix)	Other General Indemnity Claim Matters
Schedule 7.2(a)(x)	Special Liability Claim Matters

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 14, 2014 (this “Agreement”), is by and among Aaron’s, Inc., a Georgia corporation (“Parent”), Progressive Finance Holdings, LLC, a Delaware limited liability company (the “Company”), Virtual Acquisition Company, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), and with respect to Section 1.7, Section 4.2, Section 4.6, Section 4.7, Section 4.9, Section 4.10, Section 6.1, Section 6.2, ARTICLE 7 and ARTICLE 8 only, the Representative.

BACKGROUND

A. The board of directors of Parent and the sole member of Merger Sub, and the board of managers of the Company, has determined that the Merger, on the terms and subject to the conditions set forth herein, is advisable and in the best interests of their respective stockholders, members and unitholders, as the case may be, and in furtherance thereof, has approved this Agreement, the Merger and the other Transactions.

B. Immediately after the execution and delivery of this Agreement, holders of Company Units with sufficient voting power to adopt this Agreement and approve the terms of the Merger will deliver an executed written consent in the form of Exhibit A (the “Unitholders’ Written Consent”) adopting this Agreement, approving the terms of the Merger, and appointing John W. Robinson III as the initial Representative pursuant to Section 7.10 for the purposes set forth herein.

C. Immediately after the execution and delivery of this Agreement, Parent, as sole member of Merger Sub, will vote to adopt this Agreement and approve the terms of the Merger.

D. A portion of the Merger Consideration will be placed in escrow by Parent as security for the indemnification obligations of the Indemnifying Securityholders hereunder.

E. In order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Blocker Owners and Parent have entered into that certain Purchase Agreement (the “Blocker Purchase Agreement”) pursuant to which Parent (or a direct wholly owned subsidiary of Parent) has agreed to purchase, and each Blocker Owner has agreed to sell and assign to Parent, immediately prior to the Effective Time, 100% of the outstanding equity interests (the “Blocker Interests”) of each of (i) SP GE VIII-B Progressive Blocker Corp., a Delaware corporation (“GE VIII-B Blocker”), and (ii) SP SD IV-B Progressive Blocker Corp., a Delaware Corporation (“SD IV-B Blocker,” and collectively with GE VIII-B Blocker, the “Blocker Entities”), in exchange for an aggregate purchase price equal to the Blocker Entities’ portion of the Merger Consideration.

F. In connection with the transactions contemplated by this Agreement, concurrently with the execution and delivery of this Agreement, each of certain employees and managers of the Company (each a “Retiring Partner”) as indicated on the Spreadsheet has entered into one of those certain Agreements to Retire Partnership Interests (the “Repurchase Agreements”)

with the Company pursuant to which the Company has agreed to repurchase, and each such Retiring Partner has agreed to sell and assign to the Company, immediately prior to the Effective Time, in complete liquidation of such Retiring Partner’s interest in the Company, 100% of the outstanding Company Units held by such Retiring Partner (such Retiring Partner’s “Redemption Interest”), in exchange for an aggregate purchase price equal to what would be such Retiring Partner’s portion of the Merger Consideration if such Retiring Partner’s Redemption Interests had remained outstanding as of immediately prior to the Effective Time of the Merger.

G. In order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Key Employees set forth on Schedule 5.3(f) is executing and delivering employment offer letters (the “Offer Letters”) with Parent, each of which will be effective at and subject to the occurrence of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), Merger Sub will be merged with and into the Company (the “Merger”), pursuant to the certificate of merger, substantially in the form of Exhibit B (the “Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) concurrently with or as soon as practicable following the Closing. The Merger will become effective at the time of the filing of such Certificate of Merger with the Delaware Secretary (or as otherwise set forth in such Certificate of Merger) (the “Effective Time”). The Company will be the surviving entity (sometimes referred to as the “Surviving Entity”) in the Merger and will succeed to and assume all the rights and obligations of Merger Sub in accordance with the DLLCA.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place upon the date hereof or at such other time as the parties agree in writing. The Closing will take place at the offices of Kilpatrick Townsend & Stockton, LLP, 1100 Peachtree Street, Atlanta, Georgia, or at such other location as the parties agree in writing. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

Section 1.3 Effects of the Merger.

(a) General. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA.

(b) Operating Agreement. At the Effective Time, the operating agreement of the Company will be amended in the form attached hereto as Exhibit C (the “Post-Closing Operating Agreement”), until thereafter amended as provided by the DLLCA and such Post-Closing Operating Agreement.

(c) Managers and Officers of Surviving Entity. At the Effective Time, the managers and officers of the Company immediately prior to the Effective Time automatically and by virtue of the amendment of the operating agreement in the form of the Post-Closing Operating Agreement will be removed and the directors and officers of Merger Sub, as constituted immediately prior to the Effective Time, will be the managers and officers, respectively, of the Surviving Entity, for so long as provided under the DLLCA or the Post-Closing Operating Agreement.

Section 1.4 Effects on Capital Stock and Company Units; Related Payments. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent or the Company, the following will occur:

(a) Each Company Class A Unit, Company Class B Unit, Company Incentive Unit or other capital of the Company (the “Company Units,” which includes Redemption Interests except as otherwise specified herein) owned by the Company will automatically be canceled and will cease to exist, and (other than Redemption Consideration in respect of Redemption Interests) no consideration will be delivered or deliverable in exchange therefor. Each Company Unit that is owned by GE VIII-B Blocker or SD IV-B Blocker (the “Blocker Units”) will automatically be converted into such number of units of the Surviving Entity so that the percentage of the outstanding units of the Surviving Entity owned by each of GE VIII-B Blocker and SD IV-B Blocker immediately after the Effective Time is equal to the percentage of the aggregate Merger Consideration paid to each of the Blocker Owners, respectively, pursuant to the Blocker Purchase Agreement.

(b) Each membership interest of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into 100 validly issued and fully paid units of the Surviving Entity. Each certificate evidencing ownership of Merger Sub Common Stock will evidence ownership of units of the Surviving Entity.

(c) Each issued and outstanding Company Unit (which excludes Company Units to be cancelled (including Redemption Interests) in accordance with Section 1.4(a), which are not outstanding, and other than the Blocker Units) will be converted into the right to receive a portion of the Merger Consideration, as specified and allocated in this Section 1.4(c) and as adjusted pursuant to this Agreement. All such Company Units will no longer be outstanding, will automatically be canceled and will cease to exist, and each holder of any Company Units will cease to have any rights with respect thereto, except the right to receive the Merger Consideration as allocated in this Section 1.4(c) and as adjusted pursuant to this Agreement upon delivery of a Letter of Transmittal with respect to such Company Units in accordance with Section 1.5.

(i) Each Company Class A Unit, Company Class B Unit and Company Incentive Unit issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for the right to receive, subject to and in accordance with Section 1.5 (including the escrow obligations described therein), an amount of cash (without interest) equal to the applicable Per Unit Consideration.

(ii) Notwithstanding anything to the contrary contained herein, the aggregate amount of cash each holder of Company Units is entitled to receive for all Company Units held by such holder will be rounded to the nearest cent.

(iii) As used in this Section 1.4 and elsewhere in this Agreement, the following terms have the following meanings:

(A) “Escrow Funding Percentage” means, with respect to each Indemnifying Securityholder, the percentage determined as (1) the aggregate number of Class A Units, Class B Units and vested Incentive Units that are outstanding and held by such Indemnifying Securityholder (or Blocker Units, in the case of the Blocker Owners) immediately prior to the Effective Time or, in the case of a Retiring Partner, that constitute Redemption Interests that were held by such Retiring Partner divided by (2) the aggregate number of Fully Diluted Company Units.

(B) “Fully Diluted Company Units” means the sum, without duplication, of (1) the aggregate number of Company Class A Units that are outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, Blocker Units), (2) the aggregate number of Company Class B Units that are outstanding immediately prior to the Effective Time, and (3) the aggregate number of Company Incentive Units that are outstanding and vested immediately prior to the Effective Time. For purposes of this definition and all related calculations, Redemption Interests shall be deemed outstanding immediately prior to the Effective Time even though they will have been repurchased by the Company prior to the Effective Time.

(C) “Merger Consideration” means (1) $700,000,000, plus (2) the total amount of Cash on Hand as of the close of business on the day immediately preceding the Closing Date, minus (3) the outstanding amount of Company Indebtedness as of immediately prior to the Effective Time (“Closing Company Indebtedness”), minus (4) the Third Party Expenses.

(D) “Per Unit Consideration” means an amount equal to the portion of the Merger Consideration payable in respect of each Class A Unit, the portion of the Merger Consideration payable in respect of each Class B Unit and the portion of the Merger Consideration payable in respect of each Incentive Unit, as the case may be, each as set forth on the Spreadsheet and as adjusted pursuant to this Agreement.

(E) “Unit Adjustment Fund Contribution,” means, with respect to each Indemnifying Securityholder, an amount equal to (1) such Indemnifying Securityholder’s Escrow Funding Percentage multiplied by (2) the Adjustment Fund Amount.

(F) “Unit Escrow Contribution,” means, with respect to each Indemnifying Securityholder, an amount equal to (1) such Indemnifying Securityholder’s Escrow Funding Percentage multiplied by (2) the Escrow Amount.

(G) “Unit Special Escrow Contribution,” means, with respect to each Indemnifying Securityholder, an amount equal to (1) such Indemnifying Securityholder’s Escrow Funding Percentage multiplied by (2) the Special Escrow Amount.

(H) “Unit Representative Fund Contribution,” means, with respect to each Indemnifying Securityholder, an amount equal to (1) such Indemnifying Securityholder’s Escrow Funding Percentage multiplied by (2) the Representative Fund Amount.

(d) Subject to Section 1.4(i) (and as further set forth on the Spreadsheet), Parent will cause a portion of the Merger Consideration equal to $35,800,000 (the “Escrow Amount”), plus a portion of the Merger Consideration equal to $15,783,863 (the “Special Escrow Amount” and, collectively with the Escrow Amount, and as may be increased or decreased from time to time pursuant to the Escrow Agreement, the “Escrow Fund”) to be deposited at the Closing with Bank of America, N.A., as escrow agent (the “Escrow Agent”), on behalf of the Indemnifying Securityholders and in accordance with an Escrow Agreement, dated as of the Closing Date, substantially in the form of Exhibit D (the “Escrow Agreement”), by and among Parent, the Escrow Agent and the Representative. The Escrow Fund will be held and distributed in accordance with the terms of the Escrow Agreement and ARTICLE 7.

(e) Subject to Section 1.4(i) (and as further set forth on the Spreadsheet), separate from and in addition to the deposit of the Escrow Amount and Special Escrow Amount into the Escrow Fund pursuant to Section 1.4(d), Parent will cause a portion of the Merger Consideration equal to $1,000,000 (the “Adjustment Fund Amount” and, as may be increased or decreased from time to time, the “Adjustment Fund”) to be deposited at the Closing with the Escrow Agent, on behalf of the Indemnifying Securityholders and in accordance with the Escrow Agreement. The Adjustment Fund will be held and distributed in accordance with the terms of the Escrow Agreement and Section 1.7.

(f) Subject to Section 1.4(i) (and as further set forth on the Spreadsheet), separate from and in addition to the deposit of the Escrow Amount, the Special Escrow Amount and the Adjustment Fund Amount into the Escrow Fund and the Adjustment Fund pursuant to Section 1.4(d) and Section 1.4(e), Parent will cause a portion of the Merger Consideration equal to $1,000,000 (the “Representative Fund Amount” and, as may be increased or decreased from time to time, the “Representative Fund”) to be deposited at the Closing with the Escrow Agent, on behalf of the Indemnifying Securityholders and in accordance with the Escrow Agreement. The Representative Fund will be held and distributed in accordance with the terms of the Escrow Agreement and ARTICLE 7.

(g) At the Closing, Parent will pay, or cause to be paid, on behalf of the Company and its Subsidiaries, (i) all outstanding and unpaid Closing Company Indebtedness that is indicated in Section 2.4 of the Disclosure Schedule with an asterisk (*), pursuant to pay-off letters as previously provided to Parent, executed by the holders of such Indebtedness (each a

“Pay-Off Letter”), by wire transfer of immediately available funds as directed by the holders of such Indebtedness in such Pay-Off Letters, and (ii) the outstanding and unpaid Third Party Expenses set forth in the Spreadsheet or invoices provided to Parent by wire transfer of immediately available funds in the amounts and according to the instructions included therein.

(h) Notwithstanding any other provision of this Section 1.4 or of this Agreement, the applicable Per Unit Consideration in respect of each of the Blocker Units that would otherwise be payable to the Blocker Entities out of the Merger Consideration pursuant to this Section 1.4 (the “Blocker Merger Consideration”), subject to and in accordance with Section 1.5 (including the escrow obligations described therein), instead shall be payable to the Blocker Owners (in lieu of the Blocker Entities) as the aggregate purchase price in exchange for all right, title and interest to the Blocker Interests pursuant to the Blocker Purchase Agreement, and shall be subject to adjustment pursuant to Section 1.7 as and when the Merger Consideration is. For the avoidance of doubt, the Blocker Entities shall not be entitled to receive any portion of the Merger Consideration. Notwithstanding anything to the contrary in this Agreement or in the Blocker Purchase Agreement or the Repurchase Agreements, in no event shall Parent and/or any of its Affiliates be required to pay any consideration to the Unitholders (including the Blocker Entities and Retiring Partners) and the Blocker Owners in an amount in the aggregate in excess of the Merger Consideration (as adjusted pursuant to this Agreement) or at a time that is different than is contemplated by this Section 1.4 and the remainder of this Agreement (except as provided in the Blocker Purchase Agreement or the Repurchase Agreements). The parties acknowledge and agree that consummation of the transactions contemplated by the Blocker Purchase Agreement are a condition to the Closing hereunder and agree to consummate such transactions immediately prior to the Closing hereunder.

(i) Notwithstanding any other provision of this Section 1.4 or of this Agreement, the applicable Per Unit Consideration calculated with respect to each of the Redemption Interests that would otherwise be payable to the Retiring Partners out of the Merger Consideration pursuant to this Section 1.4 if such Redemption Interests remained outstanding as of immediately prior to the Effective Time (the “Redemption Consideration”) instead shall be payable to the Retiring Partners as the aggregate purchase price in exchange for all right, title and interest to their respective Redemption Interests pursuant to their respective Repurchase Agreements, and shall be subject to adjustment pursuant to Section 1.7 as and when the Merger Consideration is. Notwithstanding anything to the contrary in this Agreement or in the Blocker Purchase Agreement or the Repurchase Agreements, in no event shall Parent and/or any of its Affiliates be required to pay any consideration to the Unitholders (including the Blocker Entities and Retiring Partners) and the Blocker Owners in an amount in the aggregate in excess of the Merger Consideration (as adjusted pursuant to this Agreement) or at a time that is different than is contemplated by this Section 1.4 and the remainder of this Agreement (except as provided in the Blocker Purchase Agreement or the Repurchase Agreements). The parties acknowledge and agree that consummation of the transactions contemplated by the Repurchase Agreements are a condition to the Closing hereunder and agree to consummate such transactions immediately prior to the Closing hereunder. Notwithstanding anything herein to the contrary, and as further described in the Repurchase Agreements, the amount of the Redemption Consideration that would be Estimated Merger Consideration if payable in respect of Company Units that remained outstanding as of immediately prior to the Effective Time payable to any Retiring Partner pursuant to such Retiring Partner’s Repurchase Agreement shall be reduced by the sum of such holder’s Unit Escrow Contribution plus such holder’s Unit Special Escrow Contribution plus such holder’s Unit Adjustment Fund Contribution plus such holder’s Unit Representative Fund Contribution, as set forth in the Spreadsheet, but only such holder’s Unit Representative Fund Contribution shall be contributed to the Representative Fund and held pursuant to the Escrow Agreement. All amounts that otherwise would be contributed to the Escrow Fund or the Adjustment Fund shall not be so contributed to the Escrow Fund or the Adjustment Fund but instead the Company shall remain obligated to pay such amounts in further payments of Redemption Consideration, to the extent there have not been Redemption Consideration Offsets prior to such payments, as further specified in the Repurchase Agreements and this Agreement. It is the intent of the parties that, although Retiring Partners will not receive Merger Consideration in the Merger and instead shall receive Redemption Consideration pursuant to the Repurchase Agreements, (i) the Retiring Partners receive in respect of each Redemption Interests the same amounts and (except as set forth in the Repurchase Agreements) at the same times, as such Retiring Partner would have received if such Redemption Interests were Company Units converted as of the Effective Time into the right to receive a portion of the Merger Consideration pursuant to this Agreement and (ii) Parent and other Indemnified Persons be made whole in the same amounts and at the same times, and Retiring Partners as Indemnifying Securityholders bear a portion of such make-whole in the same amounts and at the same times, as each would have if the Redemption Interests were Company Units converted as of the Effective Time into the right to receive a portion of the Merger Consideration pursuant to this Agreement (but in the form of Redemption Consideration Offsets rather than cash released from the Adjustment Fund or the Escrow Fund). Without limiting the generality of the foregoing, with respect to any Losses incurred by Indemnified Persons that are indemnifiable pursuant to ARTICLE 7 (and solely to the extent such Losses are indemnifiable hereunder) out of the Escrow Fund or any Parent Adjustment Amount is payable out of the Adjustment Fund, (A) the Indemnified Persons will be indemnified for a portion of such Losses or Parent will receive a portion of such Parent Adjustment Amount equal to the aggregate Indemnification Percentages of all Indemnifying Securityholders other than Retiring Partners from the Escrow Fund or Adjustment Fund, as applicable and (B) the Indemnified Persons will be indemnified for a portion of such Losses or the Company will receive the benefit of a portion of such Parent Adjustment Amount equal to the aggregate Indemnification Percentages of all Indemnifying Securityholders that are Retiring Partners through Redemption Consideration Offsets. The provisions of this Agreement and the Repurchase Agreements shall be interpreted and applied accordingly.

Section 1.5 Delivery of Letters of Transmittal; Payment of Estimated Merger Consideration.

(a) Payment Procedures; Escrow, Adjustment Fund and Representative Fund Contributions. Prior to the Closing, the Company has delivered or mailed to each holder of record of any Company Units other than the Blocker Entities (1) a letter of transmittal substantially in the form of Exhibit E (the “Letter of Transmittal”) and (2) instructions for use in delivering Letters of Transmittal to Parent in exchange for consideration as specified and allocated in Section 1.4 and as adjusted pursuant to this Agreement. Upon submission to Parent of a duly executed Letter of Transmittal, with a form W-9 or the equivalent and such other documents as may reasonably be required by Parent, such holder of Company Units will receive in exchange therefor, subject to the next sentences, the applicable portion of the Merger Consideration into which the Company Units formerly held by such holder will have been converted in accordance with Section 1.4, as set forth on the Spreadsheet, and the Company Units so surrendered will be canceled. The amount of the Estimated Merger Consideration to be received by such holder in accordance with Section 1.4, as set forth on the Spreadsheet, will be paid to such holder promptly after Parent’s receipt of such documentation (which in the case of holders providing such documentation at or prior to the Closing will be on the Closing Date (if practicable) or the Business Day immediately following the Closing Date) and will be reduced by the sum of such holder’s Unit Escrow Contribution plus such holder’s Unit Special Escrow Contribution plus such holder’s Unit Adjustment Fund Contribution plus such holder’s Unit Representative Fund Contribution, as set forth in the Spreadsheet. If any transfer of ownership of Company Units has not been registered in the Company’s transfer records, payment may be made to a Person other than the Person in whose name the Company Units so surrendered are registered if evidence of such transfer in form reasonably acceptable to Parent and the Representative, and the Person requesting such transfer or payment will pay any transfer or other Tax required by reason of the payment to a Person other than the registered holder of such Company Units or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Other than interest earned on the Escrow Fund, no interest will be paid or will accrue on the cash payable to holders of Company Units immediately prior to the Effective Time in accordance with this ARTICLE 1.

(b) No Further Ownership Rights in Company Units. All cash paid upon the delivery of Letters of Transmittal in accordance with the terms of this ARTICLE 1 (including cash deposited into the Escrow Fund, the Adjustment Fund and the Representative Fund and adjustments to the Merger Consideration set forth in this Agreement) will be deemed to have been paid in full satisfaction of all rights pertaining to the Company Units addressed in such Letters of Transmittal, the unit transfer books of the Company will be closed immediately upon the Effective Time, and there will be no further registration of transfers on the unit transfer books of the Surviving Entity of the Company Units which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Letters of Transmittal are presented to the Surviving Entity or Parent for any reason, they will be exchanged for payment as provided in this ARTICLE 1, except as otherwise provided by Law.

(c) Unclaimed Funds; No Liability. With respect to any portion of the funds which remains undistributed to the holders of Company Units for one (1) year after the Effective Time, and any holder of Company Units who has not theretofore complied with this Section 1.5 and the requirements of the Letter of Transmittal thereafter shall look only as a general claimant to the Surviving Entity for payment of the sums to which such holder is entitled pursuant to this Agreement. Neither Parent nor the Surviving Entity will be liable to any Person with respect to any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any amounts payable in accordance with this ARTICLE 1 would otherwise escheat to or become the property of any Governmental Authority, any such amounts, to the extent permitted by applicable Law, immediately prior to the date on which such amounts would otherwise escheat or become the property of any Governmental Authority, will become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

(d) Tax Withholding. Parent, the Surviving Entity and the Escrow Agent will be entitled to deduct and withhold from amounts otherwise payable in accordance with this Agreement to any former holder of Company Units such amounts as Parent, the Surviving Entity or the Escrow Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law; provided that the Person intending to withhold shall have notified the Representative that it intends to deduct and withhold at least five (5) business days prior to the Closing Date or any subsequent date on which the applicable payment is to be made pursuant to this Agreement to provide the applicable holder of Company Units with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such withholding. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by Parent, the Surviving Entity or the Escrow Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Units in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Escrow Agent.

Section 1.6 Unvested Incentive Units.

(a) Treatment of Unvested Incentive Units.

(i) Unvested Incentive Units. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders thereof,

(A) Each Unvested Incentive Unit that by its terms accelerates and vests in accordance with the applicable Incentive Equity Agreement pursuant to which it was issued upon consummation of the Transactions will so accelerate and vest immediately prior to (and conditioned upon) the Closing, and as such will be treated as a Company Unit pursuant to Section 1.4(c).

(B) Each Unvested Incentive Unit that by its terms does not accelerate and vest in accordance with the applicable Incentive Equity Agreement pursuant to which it was issued upon consummation of the Transactions will be cancelled at the Effective Time without payment of any consideration as set forth in each such Incentive Equity Agreement.

(b) No Further Rights of Holder of Unvested Incentive Units. Following the Effective Time, no holder of any Unvested Incentive Units will have any right to acquire any equity securities of the Company, its Subsidiaries or the Surviving Entity as a result of such holder’s Unvested Incentive Units, the occurrence of the Merger, the other Transactions or otherwise.

Section 1.7 Adjustments to Merger Consideration.

(a) Estimated Statement. The “Estimated Statement” attached hereto as Schedule 1.7 sets forth the Company’s calculation of the Merger Consideration (the “Estimated Merger Consideration”) based on its good faith estimates of the amounts of Cash on Hand, Closing Company Indebtedness and Estimated Third Party Expenses. Nothing herein constitutes an acknowledgment by Parent of the accuracy of the Estimated Statement.

(b) Closing Statement. Promptly, but in any event within 90 days after the Closing Date, Parent will prepare and deliver to the Representative, a statement (the “Closing Statement”) setting forth its calculation of Cash on Hand, Company Indebtedness as of immediately prior to the Effective Time and Third Party Expenses, and the resulting Merger Consideration, together with such schedules and data setting forth in reasonable detail the particulars of any disparity between the Estimated Statement and the Closing Statement, including a copy of the Estimated Statement marked to indicate those specific line items that are in dispute and accompanied by Parent’s calculation of each such line item that is in dispute. All line items that are not disputed will be final, binding and conclusive for all purposes hereunder unless the resolution of any disputed line item affects an undisputed item, in which case such undisputed item will remain open. Following delivery of the Closing Statement, Parent will provide the Representative and its accountants and other representatives with reasonable access to the financial records and other materials (including accountants’ work papers) used or reasonably relevant to the preparation of the Closing Statement and to employees of Parent and the Company, solely for the purpose of reviewing the Closing Statement in accordance with this Agreement, all to the extent deemed reasonably necessary by the Representative and in a manner not unreasonably disruptive to the Company’s business.

(c) Determination of Final Merger Consideration. If the Representative disagrees in whole or in part with the Closing Statement, then within 60 days after its receipt of the Closing Statement, it will notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement; provided, however, that any such objection will be limited to any failure on the part of Parent to prepare the Closing Statement (and the items therein) in accordance with the standards set forth in this Section 1.7 and the remainder of this Agreement and to mathematical or similar errors. Any such Notice of Disagreement shall include a copy of the Closing Statement marked to indicate those specific line items that are in dispute (the “Disputed Line Items”) and will be accompanied by the Representative’s calculation of each of the Disputed Line Items and the Representative’s revised Closing Statement setting forth its determination of Cash on Hand, Company Indebtedness as of immediately prior to the Effective Time and Third Party Expenses, and the resulting Merger Consideration. To the extent the Representative provides a Notice of Disagreement within such 60 day period, all items that are not Disputed Line Items will be final, binding and conclusive for all purposes hereunder unless the resolution of any Disputed Line Item affects an undisputed item, in which case such undisputed item will remain open and be considered a Disputed Line Item by Parent. In the event that the Representative does not provide a Notice of Disagreement within such 60 day period, the Representative will be deemed to have accepted in full the Closing Statement as prepared by Parent, which will be final, binding and conclusive for all purposes hereunder. In the event any Notice of Disagreement is timely provided, Parent and the Representative will use commercially reasonable efforts for a period of 30 days following the date of Parent’s receipt of the Notice of Disagreement (or such longer period as they may mutually agree in writing) to resolve any Disputed Line Items. During such 30 day period, Parent and the Representative will have access to the working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of Cash on Hand, Company Indebtedness as of immediately prior to the Effective Time and Third Party Expenses, and the resulting Merger Consideration and Disputed Line Items. If, at the end of such period, Parent and the Representative are unable to resolve such Disputed Line Items, then such Disputed Line Items will be referred to Duff & Phelps, or if Duff & Phelps refuses such appointment, another independent accounting or firm with expertise in accounting disputes of national reputation in the United States (other than one of the “Big Four” accounting firms) selected by the mutual agreement of Parent and the Representative (the “Settlement Arbiter”). Parent and the Representative will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Arbiter under this Section 1.7 and will promptly (but in any event within five Business Days after retention) submit the Disputed Line Items to the Settlement Arbiter. The Settlement Arbiter will be directed to determine as promptly as practicable (and in any event within 30 days from the date that the dispute is submitted to it), the right amounts for each of the Disputed Line Items in the Closing Statement determined in accordance with the standards set forth in this Section 1.7 and whether and the adjustments to the Merger Consideration resulting therefrom. The Settlement Arbiter will resolve each Disputed Line Item (and only the Disputed Line Items) by calculating such Disputed Line Item in accordance with this Agreement (i.e., not on the basis of an independent review) (for each such Disputed Line Item, the amount so calculated is referred to as the “Accountant Determined Amount”) and establishing as the final amount of such Disputed Line Item the applicable Accountant Determined Amount; provided, that the Accountant Determined Amount for each Disputed Line Item may not be greater than the highest amount proposed by Parent and the Representative nor lesser than the lowest amount proposed by Parent and the Representative. Parent and the Representative will each furnish to the Settlement Arbiter written presentations supporting their respective determinations of the Disputed Line Items promptly (and in any event within 5 Business Days after retention of the Settlement Arbiter) and such work papers and other documents and information relating to the disputed issues, and will answer questions, as the Settlement Arbiter may reasonably request. The determination of the Settlement Arbiter will be final, conclusive and binding on the parties hereto and on the Indemnifying Securityholders. The amount determined to be the Merger Consideration as set forth on the final Closing Statement determined pursuant to this Section 1.7(c) will constitute the Merger Consideration for purposes of this Agreement (subject to subsequent adjustment as set forth in ARTICLE 7).

(d) The fees and expenses of the Settlement Arbiter will be allocated between Parent and the Representative (on behalf of the Indemnifying Securityholders and payable out of the Representative Fund) based upon the percentage which the portion of the aggregate contested amount of all Disputed Line Items not awarded to Parent or the Representative bears to the amount actually contested by such party, as determined by the Settlement Arbiter. For example, if the Representative claims the Merger Consideration is $1,000 less than the amount determined by Parent, and Parent contests only $500 of the amount claimed by the Representative, and if the Settlement Arbiter ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Representative and 40% (i.e., 200 ÷ 500) to Parent. The allocation of fees pursuant to this Section 1.7(d) will be finally determined by the Settlement Arbiter.

(e) Post-Closing Adjustment Amount. If the Merger Consideration as finally determined pursuant to this Section 1.7 is greater than or equal to the Estimated Closing Merger Consideration, then (x) Parent promptly shall pay to or as directed by the Representative (on behalf of the Indemnifying Securityholders) an amount equal to such excess (if any) by wire transfer of immediately available funds to an account or accounts designated by the Representative and (y) Parent and the Representative promptly shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of the Adjustment Fund Amount from the Adjustment Fund (and the Company shall make a proportionate payment to Retiring Partners of Redemption Consideration pursuant to and in accordance with the Repurchase Agreements) to or as directed by the Representative. The Representative (or the Company, in the case of Retiring Partners) shall promptly deliver any such amounts received by it to or as directed by the Indemnifying Securityholders (based on each Indemnifying Securityholder’s Escrow Funding Percentage thereof as set forth in the Spreadsheet). If the Merger Consideration as finally determined pursuant to this Section 1.7 is less than the Estimated Closing Merger Consideration (such shortfall, the “Parent Adjustment Amount”), then Parent and the Representative promptly shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to (A) make payment of such Parent Adjustment Amount, starting with dollar one and disregarding the Indemnification Deductible provided for in Section 7.3(a), from the Adjustment Fund to Parent and as a Redemption Consideration Offset for the Company under the Repurchase Agreements, (B) if the amount of the Adjustment Fund is less than the Parent Adjustment Amount, make payment of such shortfall from the Escrow Amount in the Escrow Fund to Parent and as a Redemption Consideration Offset for the Company under the Repurchase Agreements, and (C) if the amount of the Adjustment Fund is greater than the Parent Adjustment Amount, make payment of such excess from the Adjustment Fund to or as directed by the Representative (with a proportionate payment by the Company to Retiring Partners of Redemption Consideration pursuant to and in accordance with the Repurchase Agreements). For the avoidance of doubt, Parent’s sole recourse for any amounts owed to it pursuant to this Section 1.7 (other than with respect to unpaid Third Party Expenses) shall be to withdraw an amount from the Adjustment Fund and (if the Adjustment Fund has been exhausted) the Escrow Fund equal to such amount owed (including to make corresponding Redemption Consideration Offsets). Parent and the Representative further agree that the Cash on Hand adjustment and Closing Company Indebtedness adjustment (but not the Third Party Expenses adjustment) provided for in this Section 1.7 and the related dispute resolution provisions shall be the exclusive remedies for the matters addressed or that could be addressed therein. Without limiting the generality of the foregoing, no claim by Parent for the payment of any shortfall of Merger Consideration compared to the Estimated Merger Consideration shall be asserted against any holder of Company Units as of immediately prior to the Effective Time, the Representative or any other Person. All payments determined to be due under this Section 1.7 to Parent or as directed by the Representative, as the case may be, shall be made within three (3) Business Days of such determination.

(f) Calculations. The parties agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement (including Schedule 1.7) expressly conflict with, or are expressly inconsistent with, GAAP in connection with such determination, the terms of this Agreement (including Schedule 1.7) will control.

Section 1.8 Taking of Necessary Further Actions. Each of Parent, the Company and the Representative will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then each of Parent, the Company and the Representative will take, upon request by any other party, all such lawful and necessary action.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures and other responses set forth in the Disclosure Schedule (which exceptions and responses will qualify the section or subsection they specifically reference and will also qualify other sections or subsections in this ARTICLE 2 to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection, whether or not any such section references the Disclosure Schedule), the Company represents and warrants to Parent and Merger Sub as of the date hereof as follows:

Section 2.1 Organization and Powers. The Company (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite company power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure to be so qualified would not be material to the Company and its Subsidiaries as a whole. The Company is not in violation of any of the provisions of its organizational documents, and no changes thereto are pending. Section 2.1 of the Disclosure Schedule lists the jurisdictions in which the Company or any of its Subsidiaries has facilities or employs employees. The Company has Made Available a true and correct copy of its certificate of formation, as amended (the “Charter”) and Limited Liability Company Agreement, as amended, each in full force and effect (collectively, the “Charter Documents”), to Parent. The Board of Managers of the Company has not approved or proposed any amendment to any of the Charter Documents.

Section 2.2 Capitalization; Subsidiaries

(a) The authorized capital of the Company consists of (1) 7,048,420.62 Class A Units (the “Company Class A Units”), of which 7,048,420.62 Company Class A Units are issued and outstanding, (2) 10,000,000 Company Class B Units (the “Company Class B Units”), of which 3,000,000 Company Class B Units are issued and outstanding, and (3) 2,228,592 Company Incentive Units, of which 2,107,307 Company Incentive Units are issued and outstanding and 1,992,095 of which are vested (giving effect to acceleration immediately prior to the Effective Time in connection with the Transactions). There are 114,942 Unvested Incentive Units issued and outstanding. There are no outstanding adjustments made or required to be made to the conversion rates applicable to the Class A Units set forth in the Charter Documents. There are no declared or accrued but unpaid dividends with respect to any Company Units not reflected in the Spreadsheet and included in the allocation of the Merger Consideration among the

Company’s securityholders. There are no other issued and outstanding Company Units. Section 2.2(a) of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all of the Company’s securityholders and the number of Company Units, options, warrants or other rights to acquire Company Units owned by each of them (including all holders of outstanding Unvested Incentive Units, whether or not granted under the Company Equity Plan). True and complete copies of all award agreements evidencing Company Incentive Units, as amended or supplemented, have been Made Available. All issued and outstanding Company Units are duly authorized, validly issued and fully paid and are free of any Encumbrance, preemptive rights and put or call rights created by Law, the Company’s organizational documents or any Contract to which the Company is a party or of which the Company has Knowledge.

(b) The terms of the Company Equity Plan and the applicable agreements for each Company Incentive Units permit the treatment of the Company Incentive Units as provided in this Agreement, without the consent or approval of the holders of such securities, any holder of Company Units or otherwise. True and complete copies of all agreements and instruments (including all amendments, modifications or supplements thereto) relating to or issued under the Company Equity Plan have been Made Available, and all agreements to amend, modify or supplement such agreements or instruments from the forms thereof have been Made Available.

(c) Section 2.2(c) of the Disclosure Schedule sets forth for all holders of Company Incentive Units, the name of the holder of such Company Incentive Units, the date of purchase of such Company Incentive Units, the purchase price of such Company Incentive Units, the vesting terms or schedule for any such Company Incentive Units that will not be or become vested as of the Effective Time by their terms. All holders of Company Incentive Units are current employees or managers of the Company or one of its Subsidiaries.

(d) Except for 2,107,307 outstanding Company Incentive Units, there are no Contracts to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Units or obligating the Company to grant, extend, accelerate the vesting or waive any repurchase rights of, change the price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no Contracts relating to the future purchase or sale of any Company Units (1) between or among the Company and any holder of Company Units, other than written contracts granting the Company the right to purchase Company Units upon termination of employment or service and the Charter Documents, or (2) between or among any of the holders of Company Units other than the Charter Documents. All Company Units were issued in compliance with all applicable federal and state securities Laws, and all Company Units repurchased by the Company (if any) were repurchased in compliance with all applicable federal and state securities Laws and all applicable rights of first refusal and other similar rights and limitations.

(e) There are no agreements, voting trusts or other agreements or understandings relating to the voting of any Company Units, and there are no agreements between the Company or any of its Subsidiaries and any security holder or others, or among any holders of Company Units, relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights, “drag-along” or other similar rights) of any Company Units, in each case to which the Company is party or which is Known to the Company.

(f) Except for the provisions of the Company’s Charter Documents respecting Incentive Units (the “Company Equity Plan”), neither the Company nor any of its Subsidiaries has ever adopted or maintained any unit option or equity incentive plan or other plan providing for equity compensation of any Person. There are no outstanding or authorized unit appreciation, phantom equity, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(g) No bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which Unitholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting units of the Company, are issued or outstanding.

(h) The allocation of the Merger Consideration set forth in the Spreadsheet is consistent with the Charter Documents.

(i) The information contained in the Spreadsheet will be complete and correct as of the Closing Date (subject to the post-Closing adjustments described in Section 1.7).

(j) No holder of Company Units has any appraisal or dissenters rights either under any Law or any of the Company’s Contracts or constitutional documents.

(k) Section 2.2(k) of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company indicating the record and beneficial owner of all of its issued and outstanding shares of capital stock or other equity interests and its jurisdiction of formation. Except for the Subsidiaries of the Company set forth in Section 2.2(k) of the Disclosure Schedule, the Company does not own or control, and has never owned or controlled, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have, or ever had, any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person. Each Subsidiary of the Company (1) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (2) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (3) is qualified to do business and in good standing in every jurisdiction where such qualification is required, in each such case except as would not be material to the Company and its Subsidiaries taken as a whole. No Subsidiary of the Company is in material violation of any of the provisions of its organizational documents, and no changes thereto are pending. All of the outstanding capital stock or other equity interests of each Subsidiary of the Company is, to the extent applicable, duly authorized, validly issued, fully paid and nonassessable. There are no Contracts to which any Subsidiary of the Company is a party or by which it is bound obligating any Subsidiary of the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or other equity interests of such

Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Contract. There are no outstanding or authorized unit appreciation, phantom equity, profit participation or other similar rights with respect to any Subsidiary of the Company. Each entity that was a Subsidiary of the Company and is no longer in existence was dissolved, liquidated, merged or consolidated in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization. A true and correct copy of the charter documents and bylaws or other organizational documents of the Company’s Subsidiaries, each as amended and in full force and effect, has been Made Available.

(l) Each of the representations and warranties in this Section 2.2 are given prior to giving effect to the transactions contemplated by the Blocker Purchase Agreement and the Repurchase Agreements.

Section 2.3 Authority; Non-contravention.

(a) Authority.

(i) The Company has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions by the Company have been duly authorized by all requisite action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and the Related Agreements to which it is a party.

(ii) The Company’s board of managers, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held or by unanimous written consent, has (a) approved this Agreement, the Merger and the other Transactions, (b) determined that this Agreement and the terms and conditions of the Merger and the Transactions are advisable and in the best interests of the Company and its Unitholders, and (c) recommended that all of the Unitholders of the Company adopt this Agreement.

(iii) Unitholders of the Company sufficient to meet all requirements (if any) for the Company’s Unitholders to adopt this Agreement under the DLLCA, the Charter Documents or any Contract to which the Company is a party (any “Required Vote”), by and through the execution and delivery to the Company of the Unitholders’ Written Consent on the date hereof following the execution of this Agreement (and not thereafter modified or rescinded) in accordance with the DLLCA and the Charter Documents, will have adopted this Agreement and approved the Merger.

(iv) This Agreement and the Related Agreements to which it is a party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

(b) The execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party and the consummation of the Transactions by the Company do not and will not (1) conflict with, result in or constitute any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, any provision of the organizational documents of the Company or any of its Subsidiaries, (2) result in the creation of an Encumbrance on any material properties or assets of the Company or any of its Subsidiaries, (3) in any material respect conflict with, result in or constitute a violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, or require consent, approval or waiver from any Person in accordance with any Material Contract, material Permit or material Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, or (4) otherwise have an adverse effect upon the ability of the Company to consummate the Transactions.

(c) No Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions, except for the filing of the Certificate of Merger and the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified on Section 2.3 of the Disclosure Schedule.

(d) The Company and the Transactions are not, and by the passage of time will not be, subject to a right of first negotiation, right of first offer or refusal, or any other similar right granted by the Company or any of its Subsidiaries or Unitholders to and in favor of a third party with respect to the Transactions.

Section 2.4 Financial Statements. Section 2.4 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheet as of and statements of operations and statements of cash flows for the year ended December 31, 2012, (ii) unaudited consolidated balance sheet as of and statements of operations and statements of cash flows for the year ended December 31, 2013 (collectively, the “2013 Unaudited Statements”), and (iii) unaudited consolidated balance sheet as of and statement of operations and statement of cash flows as of and for the two month period ended February 28, 2014 (collectively, (i), (ii) and (iii) are referred to as the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with accounting practice generally accepted in the United States of America (“GAAP”) (except that the interim period financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated, (b) are true, complete and correct in all material respects, and (c) present fairly the consolidated financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of interim period financial statements, to normal year-end adjustments). The Company has no Knowledge that the audited consolidated balance sheet as of and statements of operations and statements of cash flows for the year ended December 31, 2013 will contain any material adjustments from the 2013 Unaudited Statements except as set forth on Section 2.4 of the Disclosure Schedule. There has been no change in the Company’s accounting policies since December 31, 2012, except as described in the Financial Statements. The aggregate amount of Company Indebtedness, and the holders of such Company Indebtedness, on the date hereof is set forth in Section 2.4 of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). The Company maintains a system of internal accounting controls which provide reasonable assurances that (1) transactions are executed in accordance with management’s general or specific authorization, and (2) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; provided that, as private companies that are not subject to the requirements of Section 404 (or any other provision) of the Sarbanes-Oxley Act of 2002, as amended, and the Company and its Subsidiaries make no representation or warranty that such systems of internal controls meet the standards of companies subject to the Sarbanes-Oxley Act of 2002, as amended, and such controls have not been tested, audited or certified (whether for the purposes of obtaining an SAS70 report or otherwise) for purposes of compliance with the Sarbanes-Oxley Act of 2002, as amended. All reserves that are set forth in or reflected in the Interim Balance Sheet have been established in accordance with GAAP consistently applied and are adequate. The Company has no Knowledge that any of its or its Subsidiaries respective officers, managers or directors or the Company’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding wrong-doing or fraud in the preparation of the Financial Statements. The Company has no Knowledge of any instances of fraud respecting the Company or any of its Subsidiaries by any officer or employee of the Company, whether or not material, that occurred during any period covered by the Financial Statements.

Section 2.5 Absence of Certain Changes; Undisclosed Liabilities.

(a) Since December 31, 2013, the Company and its Subsidiaries have conducted their business only in the ordinary course of business, and there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events or conditions, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on the Company.

(b) Since December 31, 2013 and except as set forth on Section 2.5(b) of the Disclosure Schedule, the Company and its Subsidiaries have managed working capital in the ordinary course of business and, without limiting the generality of the foregoing, have not (i) delayed or postponed the payment of accounts payable, accrued expenses or capital expenditures outside of the ordinary course of business, (ii) accelerated the collection of or discounted accounts receivable outside of the ordinary course of business or factored any accounts receivable, (iii) changed cash management policies, (iv) declared, set aside, or paid any dividends or distributions (whether of cash or other property) in respect of the Company’s equity, (v) repurchased or redeemed any of the Company’s equity, (vi) engaged in any promotional sales, discounts or price reductions, altered the extension of credit terms to any distributor or customer, or shipped products to distributors or customers in any such case substantially in excess of historic levels, (vii) requested (or taken steps to effect) the acceleration of customer or distributor orders, or (viii) otherwise engaged in any activity that has or would reasonably be expected to (or is intended to) have the effect of accelerating to earlier periods sales or the collection of accounts or notes receivable that otherwise would be expected to occur in subsequent periods, other than in the ordinary course of business.

(c) Since the Interim Balance Sheet Date, there has not been any (i) grant of any increase in severance, salary continuation or termination pay to any director, officer, shareholder or employee of the Company; (ii) entering into of any employment, change of control, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, shareholder or employee of the Company; (iii) increase or commitment that there will be an increase in compensation, bonus or other benefits payable or potentially payable to directors, officers, shareholders or employees of the Company; (iv) change in the terms of or creation of, or commitment that there will be the creation of, any bonus, pension, insurance, health or other material benefit plan of the Company; or (vi) commitment by the Company to any employee or former employee that the Company or Buyer would continue to maintain or implement any benefit plan or would continue to employ such employee after the Closing Date.

(d) Except as set forth on Section 2.5 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, known or unknown, and due or to become due) except for those (1) reflected in, reserved against or shown on the face of the balance sheet included in the Financial Statements as of February 28, 2014 (the “Interim Balance Sheet”), (2) that have arisen or were incurred after the date of the Interim Balance Sheet (the “Interim Balance Sheet Date”) and prior to the date hereof in the ordinary course of business of the Company (none of which is a liability resulting from noncompliance with any applicable Laws, breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (3) arising pursuant to the terms of this Agreement, (4) included in Net Working Capital, Company Indebtedness or Third Party Expenses or (5) which are not Known to the Company and do not, individually or in the aggregate, exceed $3,500,000.

Section 2.6 Absence of Litigation. Except as set forth on Section 2.6 of the Disclosure Schedule, there is no Action pending or, insofar as Known to the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, or insofar as Known to the Company any of their respective officers, managers or directors in their capacities as such, by or before any Governmental Authority. There is no Order against the Company or any of its Subsidiaries or any of their respective assets or properties, or, insofar as Known to the Company, any of their respective managers, directors or officers in their respective capacities as such. There is no Action by the Company or any of its Subsidiaries pending, threatened or contemplated against any other Person.

Section 2.7 Restrictions on Business Activities. There is no Contract (including covenants not to compete) or Order binding upon the Company or any of its Subsidiaries prior to the Effective Time that has or would reasonably be expected to have the effect of materially prohibiting after the Closing any business practice of the Company or any of its Subsidiaries as currently conducted, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries, in each case, as currently conducted by the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, except as set forth on Section 2.7 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into (i) any customer, retailer or other similar Contract that materially limits the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other person, in any line of business, market or geographic area, or to make use of any Company Intellectual Property, or (ii) any Contract under which the Company or any of its Subsidiaries grants most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person, or (iii) any Contract otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services, to purchase or otherwise obtain any software, products or services or to hire or solicit potential employees, consultants or independent contractors.

Section 2.8 Intellectual Property.

(a) Registered Company Intellectual Property. Section 2.8(a) of the Disclosure Schedule contains a complete and accurate list of all Registered Company Intellectual Property, in each case listing, as applicable, (1) the name of the record owner; (2) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar); (3) the application, publication, issue, or registration number; and (4) the filing date, issuance/registration/grant date and expiration date. Except as set forth in Section 2.8(a) of the Disclosure Schedule, all necessary registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property have been paid, and all necessary affidavits, responses, recordations, certificates and other documents have been filed for the purposes of obtaining, maintaining, perfecting, preserving and renewing all Registered Company Intellectual Property Section 2.8(a) of the Disclosure Schedule also lists all material common law (unregistered) Trademarks used by the Company since January 1, 2013.

(b) Validity of IP. There are no facts, circumstances or information Known to the Company that would reasonably be expected to (1) render any of the Owned Company Intellectual Property (including any Registered Company Intellectual Property) invalid or unenforceable, or (2) adversely affect, limit, or restrict the ability of the Surviving Entity to use and practice the Company Intellectual Property (including any Registered Company Intellectual

Property) upon the Closing in the same manner as currently used and practiced by the Company or any of its Subsidiaries. There are no judgments, injunctions or other stipulations issued by a Governmental Authority or any written agreements to which the Company or any of its Subsidiaries is a party that limit or restrict in any material manner (i) the Company’s use of any Owned Company Intellectual Property (including but not limited to items set forth in Section 2.8(a) of the Disclosure Schedule) and/or (ii) the Company’s business as currently conducted. None of the Owned Company Intellectual Property (including any Registered Company Intellectual Property) is involved in any interference, reexamination, cancellation, opposition proceeding, inter parties review, or any other currently pending or, insofar as Known to the Company, threatened Action, including any Action regarding the ownership, use, validity, scope or enforceability of the Owned Company Intellectual Property, by or before any Governmental Authority. The material Owned Company Intellectual Property has not been abandoned or passed into the public domain, except where such Owned Company Intellectual Property is no longer material to the Company’s business in the reasonable business judgment of the Company. Insofar as Known to Company, there is no state or jurisdiction in which the Company is precluded from using its trademarks set forth in Section 2.8(a) of the Disclosure Schedule due to third party rights or otherwise.

(c) No Conflicts. Following the Closing Date, except as set forth in Section 2.8(c) of the Disclosure Schedule, insofar as Known to the Company, the Surviving Entity will have the same rights with respect to the Company Intellectual Property as the Company or its Subsidiaries would have had, and been able to exercise, had this Agreement, the Related Agreements and such other agreements, documents and instruments to be executed and delivered after the date hereof not been entered into and the Merger not occurred.

(d) Exclusive Ownership of IP. Except as set forth in Section 2.8(d) of the Disclosure Schedule, the Company or a Subsidiary of it solely and exclusively owns all right, title and interest in and to (including the sole right to enforce) the Owned Company Intellectual Property, free and clear of all Encumbrances, and has not licensed any such Owned Company Intellectual Property, or any other Company Intellectual Property, to any Person, except pursuant to a Company Intellectual Property Agreement listed in Section 2.18(i) of the Disclosure Schedule. Insofar as is Known to the Company, no officer, director, shareholder or employee of the Company has, or claims, any right, title or ownership interest in or to any Company Intellectual Property, or any product or service offered by the Company as part of its business as currently conducted. Insofar as is Known to the Company, all of the Company Intellectual Property that is not Owned Company Intellectual Property (the “Licensed Company Intellectual Property”) is duly and validly licensed to the Company pursuant to a Company Intellectual Property Agreement listed in Section 2.18(i) of the Disclosure Schedule for use in the manner in which it is currently used by the Company or any of its Subsidiaries. Insofar as is Known to the Company, the Intellectual Property and Intellectual Property Rights included in the Owned Company Intellectual Property and the Licensed Company Intellectual Property include all of the Intellectual Property and Intellectual Property Rights that are necessary to enable the Surviving Entity to conduct the business of the Company and its Subsidiaries in the same manner as currently conducted.

(e) Trade Secrets. Insofar as is Known to the Company, the Company and its Subsidiaries have taken reasonable steps to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Company Trade Secrets. Neither the Company nor any of its Subsidiaries has authorized the disclosure of any Trade Secret included in the Company Intellectual Property, nor insofar as is Known to the Company has any such Trade Secret been disclosed, other than pursuant to a valid and enforceable confidentiality agreement. Insofar as is Known to the Company, there is no misappropriation or unauthorized disclosure of any Trade Secret included in the Company Intellectual Property (or claimed or understood to be so included), or breach of any obligations of confidentiality with respect to the Company, any of its Subsidiaries or the Company Intellectual Property. Insofar as is Known to the Company, there has been no disclosure of any Trade Secret included in the Company Intellectual Property to a receiving party whose confidentiality obligations have expired such that the receiving party is free to make a disclosure of such Trade Secret.

(f) IP Assignments. Each current and former employee, officer, consultant and contractor of the Company or any of its Subsidiaries, or Person retained by the Company or any of its Subsidiaries to perform any development (alone or with others) of any Company Intellectual Property, or has or previously had access to any Trade Secrets included in the Company Intellectual Property (each of the foregoing, a “Subject Person”), has executed and delivered to the Company or one of its Subsidiaries sufficient employment, consulting or contractor agreements, non-disclosure agreements, and invention assignment agreements that (1) irrevocably and perpetually assign to the Company or one of its Subsidiaries all worldwide right, title and interest in and to any Intellectual Property and Intellectual Property Rights arising from that Person’s work for or on behalf of the Company or such Subsidiary, (2) waive any right to receive any further compensation with respect to such assignment and (3) provide reasonable protection for the Trade Secrets of the Company and its Subsidiaries. The Company has no Knowledge that any Subject Person is in default or breach of any material term of any employment, consulting or contractor agreement, non-disclosure agreement, assignment agreement, or similar agreement. No Subject Person has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property.

(g) Ownership and Non-Infringement. Insofar as Known to the Company, the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any third person, and there are no Actions anywhere in the world, pending or threatened in writing or insofar as Known to the Company otherwise, that question or otherwise challenge the Company’s right to advertise, promote, market, sell or offer to sell the Company’s products and/or services, regardless of whether such product(s) and/or service(s) utilize any Company Intellectual Property.

(h) Notice of Infringement; Invitation to License. Except as set forth in Section 2.8(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written (including, insofar as Known to the Company, via email) claim (or written notice of any related Action by or before a Governmental Authority) alleging facts, circumstances, or information that if true, would constitute a breach of Section 2.8(h). Without limiting the foregoing, as of the date hereof, except as set forth in Section 2.8(h) of the

Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written (including, insofar as Known to the Company, via email) communication asking or inviting the Company or any of its Subsidiaries to enter into a Patent license or similar agreement, to pay for or obtain a release for Patent infringement, or otherwise to enter into other arrangements with respect to the Patents of any other Person.

(i) Open Source. Except as set forth in Section 2.8(i) of the Disclosure Schedule, insofar as Known to the Company, no Open Source is incorporated into any of the Company’s technology (including any Company Owned Intellectual Property) as presently used by the Company in its business. Insofar as Known to the Company, the Company and each of its Subsidiaries has complied with the applicable Open Source licenses that govern the Company’s use of Open Source. “Open Source” means Software or similar subject matter that is distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, the Artistic License, the Eclipse Public License, Netscape Public License, the Open Software License, the Sleepycat License, the Common Development and Distribution License, or any other license approved as an open source license by the Open Source Initiative or any variant or derivative of any of the foregoing licenses.

(j) Infringement by Others. The Company has no Knowledge that any Person is infringing, misappropriating or otherwise violating any Owned Company Intellectual Property. Neither the Company nor any of its Subsidiaries has made any written claims with respect to infringement of any Owned Company Intellectual Property against any person, nor has the Company issued any written communication inviting any Person to take a license, authorization, covenant not to sue or the like with respect to any Owned Company Intellectual Property (other than in connection with licenses granted by the Company or any of its Subsidiaries in the ordinary course of business and not related to any infringement or other violation by the licensee or potential licensee).

(k) Source Code Release. Except as set forth on Section 2.8(k) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any Person acting on behalf of the Company or any of its Subsidiaries has disclosed or delivered to any third party, agreed to or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, except to the extent necessary to enable third party contractors acting pursuant to appropriate confidentiality agreements to perform contracted services for or on behalf of the Company or any of its Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company, any of its Subsidiaries or any other Person acting on behalf of the Company or any of its Subsidiaries to any third party of any Company Source Code. Neither the execution of this Agreement nor the consummation of any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow or otherwise trigger any rights to any Company Source Code to be granted to any Person. Insofar as is Known to the Company, the Company’s products and services (including Company Source Code used in connection with such products or services) are rendered free of material errors and defects at the time of general commercial release or performance. “Company Source Code” means, collectively, any human readable Software source code or any material portion or aspect of the Software source code, in each case for any Company Intellectual Property.

(l) Limitation of Intellectual Property and Related Representations and Warranties. The representations and warranties in this Section 2.8, Sections 2.20 and Section 2.21 are the sole and exclusive representations and warranties of the Company concerning Intellectual Property, Privacy and Data Security and IT Systems matters of the Company and its Subsidiaries.

Section 2.9 Taxes.

(a) “Tax” means (1) any and all taxes, levies, imposts, duties, fees, tariffs and other similar charges of any kind whatsoever (together with any and all interest, penalties and additional amounts imposed with respect thereto) imposed by any government or taxing authority (a “Tax Authority”), including taxes or other similar charges on net income, corporate, capital gains, capital acquisitions, inheritance, gift, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other like assessment or similar charge. “Tax Return” means any and all returns, statements, reports or forms (including information returns and reports, claims for refund, amended returns or declarations of estimated Taxes) filed or required to be filed with any Tax Authority with respect to Taxes.

(b) Tax Returns Filed; Taxes Paid; Filing Extensions. All material Tax Returns required to be filed by the Company and each of its Subsidiaries have been timely filed. Each of such Tax Returns is true, complete and correct in all material respects. All material Taxes due and payable by the Company and each of its Subsidiaries (whether or not required to be shown on such Tax Returns) have been timely paid in full, or are being contested in good faith through appropriate proceedings or have been adequately reserved for in accordance with GAAP. Neither the Company nor any of its Subsidiaries has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Section 2.9(b) of the Disclosure Schedule lists all material income, franchise and similar Tax Returns (federal, state, local and foreign) filed by the Company or any of its Subsidiaries for taxable periods ended on or after January 1, 2011, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed and indicates all Tax Returns that currently are the subject of audit or examination by any Tax Authority.

(c) Tax Agreements or Arrangements. Neither the Company nor any of its Subsidiaries is obligated by Law, assumption, transferee or successor liability, or by any written or other contract, agreement or other arrangement, whether express or implied, to indemnify any other person (other than the Company and its Subsidiaries) with respect to Taxes (other than an agreement solely among the Company and/or some or all of it its Subsidiaries that is disclosed on Section 2.9(c) of the Disclosure Schedule or agreements entered into in the ordinary course of business the primary purpose of which was not Tax). No Subsidiary of the Company is liable under the Laws of any state, local or foreign jurisdiction for any Taxes of any person other than such Subsidiary (other than an agreement solely among the Company and/or some or all of it its Subsidiaries that is disclosed on Section 2.9(c) of the Disclosure Schedule or agreements entered into in the ordinary course of business the primary purpose of which was not Tax).

(d) Withholding Taxes. The Company and each of its Subsidiaries have withheld and timely paid over (or set aside for payment when due) to the appropriate Tax Authority all material Taxes required to have been withheld and paid over, and have complied with all information reporting, backup withholding requirements and similar requirements of applicable Law in all material respects in connection with amounts paid, deemed payable or owing to any employee, independent contractor, Unitholder, creditor or other third party.

(e) Liens. There are no liens for Taxes on any asset of the Company or any of its Subsidiaries, other than for (i) Taxes not yet due and payable or (ii) for Taxes being contested in good faith through appropriate proceedings and adequately reserved for in accordance with GAAP. Any Taxes described in clause (ii) above are disclosed on Section 2.9(e) of the Disclosure Schedule.

(f) Tax Nexus. Since January 1, 2011, no written claim has been made in writing by a Tax Authority in a jurisdiction where the Company or one of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is required to pay Taxes or file Tax Returns in that jurisdiction.

(g) Deficiencies and Proposed Adjustments. All deficiencies and proposed adjustments with respect to Taxes for which the Company or any of its Subsidiaries may be liable have been resolved.

(h) Tax Audits and Proceedings. No audits, examinations, investigations, claims, requests for information, ruling requests, or other proceedings with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries are currently in process, pending or threatened in writing.

(i) Statute of Limitations. No waiver or extension of any statute of limitations with respect to Taxes or Tax Returns for which the Company or any of its Subsidiaries may be liable is currently in effect.

(j) Section 481(a) Adjustments. Neither the Company nor any of its Subsidiaries has elected or agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that would result in taxable income in any taxable period after the Closing Date.

(k) Pass-Through Entity. Since the date of its formation, the Company and each of its Subsidiaries has always been taxable as a “partnership” or a “disregarded entity” as such term is defined in Section 7701(a)(2) of the Code and has never been a “corporation” as such term is defined in Section 7701(a)(3) of the Code.

(l) Reportable Transactions. Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any other corresponding provision of state, local or foreign Laws.

(m) Tax Returns. The Company has made available to Parent or its legal or accounting representative copies of all material federal and state Tax Returns for the Company and each of its Subsidiaries filed for all periods ended on or after June 16, 2012.

(n) Closing Agreements. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding Taxes) executed on or prior to the date of this Agreement.

(o) Limitation of Tax Representations and Warranties. The representations and warranties in this Section 2.9 are the sole and exclusive representations and warranties of the Company concerning Tax matters of the Company and its Subsidiaries. Notwithstanding any provision in this Agreement to the contrary, the Company makes no representation as to the amount of, or limitations on, any net operating losses, tax credits or other tax attributes that the Company or its Subsidiaries may have and no breach or inaccuracy of any representation or warranty in this Section 2.9 shall entitle any Indemnified Person to be indemnified for Taxes in respect of any taxable period (or portion thereof) beginning after the Closing Date.

(p) Limitation on Matters Related to VDAs. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties in this Section 2.9 are made solely with respect to Tax Matters that are not addressed, contemplated or otherwise taken into account on Schedule 7.2(a), and no breach or inaccuracy of any representation or warranty in this Section 2.9 shall entitle any Indemnified Person to be indemnified for Taxes in respect of any such Tax Matter on Schedule 7.2(a) except as specifically provided under Section 7.2(a)(x) and Schedule 7.2(a)(x).

Section 2.10 Employee Benefit Plans.

(a) Section 2.10(a) of the Disclosure Schedule sets forth a complete and accurate list of (1) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (2) all other severance pay, salary continuation, bonus, incentive, vacation pay or paid time off, option or other equity, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, agreements or arrangements of any kind, and (3) all other material compensation or employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic), in respect of any present or former employees, managers directors, officers, Unitholders, consultants, or independent contractors of the Company or its Subsidiaries, or the beneficiaries of any of them, that are sponsored, maintained or contributed to by the Company or its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability (all of the above being individually or collectively referred to as an “Employee Benefit Plan” or “Employee Benefit Plans,” respectively).

(b) True and complete copies of the following materials with respect to each Employee Benefit Plan have been Made Available to Parent, as applicable: (1) the current plan document or, in the case of an unwritten Employee Benefit Plan, a written description thereof, (2) the current determination letter or opinion letter from the Internal Revenue Service (“IRS”), (3) the current summary plan description and all summaries of material modifications thereto and the most recent annual reports and associated summary annual reports, (4) the current trust agreement, insurance contracts and other documents relating to the funding or payment of benefits under such Employee Benefit Plan, and (5) the latest nondiscrimination and top-heavy testing reports.

(c) Each Employee Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance in all material respects with all Laws. The Company has no Knowledge of any prohibited transactions or breaches of any of the duties imposed by ERISA on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to the Employee Benefit Plans that would reasonably be expected to result in any material liability or excise tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries.

(d) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified has received a favorable determination or opinion letter, and nothing has occurred since the date of any such determination that would reasonably be expected to result in revocation of such determination.

(e) Each Employee Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A(d)(1) of the Code) has been maintained in compliance with Section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder in both operation and documentation except as would not reasonably be likely to result in material liability to the Company or any Subsidiary.

(f) Neither the Company nor any Subsidiary has an obligation to contribute (whether directly or indirectly through a leasing agreement) to or any liability, whether or not asserted (including a liability or contingent liability on account of a trade or business (whether or not incorporated) (1) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (2) which together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code) with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Employee Benefit Plan is maintained through a human resources or benefit outsourcing entity, professional employer organization or other similar provider.

(g) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h) No Employee Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(i) There is no pending or, insofar as Known to the Company, threatened Action in or by any court or Governmental Authority with respect to any Employee Benefit Plan (other than routine claims for benefits).

(j) All insurance premiums required to be paid by the Company or any of its Subsidiaries with respect to any Employee Benefit Plan and all benefits, expenses, contributions, transfers, payments and other amounts payable with respect to any Employee Benefit Plan for periods prior to the Closing Date have been paid or made on a timely basis or, if not due as of the Closing Date, are accrued on the Company’s Financial Statements to the extent required under GAAP except as set forth in Section 2.4 of the Disclosure Schedule.

(k) No Employee Benefit Plan provides post-employment welfare benefits, including without limitation death or medical benefits, beyond termination of service or retirement other than coverage mandated by Law.

(l) Neither the Company nor any of its Subsidiaries has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any of its Subsidiaries, other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans.

(m) No Employee Benefit Plan provides benefits to any individual who is not either a current or former employee of the Company or any of its Subsidiaries, or the spouse, dependent, or other beneficiary of any such current or former employee.

(n) Except as otherwise provided under this Agreement or as set forth on Section 2.10(n) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in combination with any other event (including the termination of employment or service with Parent or the Company or one of its Subsidiaries following the Merger), (1) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due under any Employee Benefit Plan, (2) increase any benefits (including severance, deferred compensation and equity benefits) otherwise payable under any Employee Benefit Plan, (3) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan to any extent, or (4) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person. The Company is not a party to any Contract, arrangement or plan, and no payments have been made or will be made with respect to the Closing to any disqualified individual with respect to the Company or its Subsidiaries (as determined under Section 280G of the Code), that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(o) Neither the Company nor any of its Subsidiaries is required to contribute to any Employee Benefit Plan by the Law or applicable custom of any jurisdiction outside the United States.

(p) The representations and warranties in Section 2.9 and this Section 2.10 are the sole and exclusive representations and warranties of the Company concerning ERISA matters of the Company and its Subsidiaries.

Section 2.11 Employment Matters.

(a) Except as set forth in Section 2.11(a) of the Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, (b) the Company has no Knowledge of any current union organizational activities involving the Company’s and its Subsidiaries’ employees and no such activities have occurred within the past two (2) years and (c) there are no strikes, slow-downs, work interruptions, or other material labor disputes pending or, insofar as Known to the Company, threatened, and no such disputes have occurred within the past two years.

(b) Section 2.11(b) of the Disclosure Schedule sets forth a true, correct and complete and accurate list of all severance Contracts, written employment Contracts and written consulting or independent contractor Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, copies of which have been previously Made Available to Parent.

(c) The Company has delivered to Parent a true, correct and complete list as of April 8, 2014, of the names, positions, date of commencement of employment, engagement, or appointment to office and rates of compensation of all officers and employees (regular, temporary, part-time or otherwise) of the Company or any of its Subsidiaries (“Workers” or “Worker”), showing as of such date each such person’s name, position, status as exempt or non-exempt (to the extent applicable under applicable Law), wage rate, salary and bonuses for the current fiscal year, and severance or termination payment obligations payable in excess of that required by applicable Law; provided, however, that, to the extent applicable privacy or data protection Laws would prohibit the disclosure of certain personally identifiable information without the individual’s consent, such list specifies such legal prohibition and provides such information in de-identified form in compliance with applicable Laws.

(d) No Key Employee of the Company or any of its Subsidiaries has given written or, insofar as Known to the Company, other notice to the Company or any of its Subsidiaries of such employee’s intention to terminate employment with the Company or such Subsidiary, and, insofar as Known to the Company, no such Key Employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has engaged any consultants, independent contractors, subcontractors or freelancers who would be entitled under applicable Law to the rights of an employee of the Company or its Subsidiaries, including rights to severance pay, vacation, sick leave, notice period, statutory protection for unfair dismissal, overtime, social insurance payments, pension, unemployment or any other employee related statutory benefits or rights.

(f) There are no claims, disputes, grievances or controversies pending against the Company or any of its Subsidiaries or, insofar as Known to the Company, threatened to be brought against the Company or any of its Subsidiaries before any Governmental Authority involving any Worker, group of Workers, or individual. There are no charges, investigations, administrative proceedings or formal complaints of discrimination, harassment or retaliation (including but not limited to claims based upon sex, age, marital status, race, national origin, citizenship, sexual orientation, gender identity, genetic information, family care status, military caregiver status, domestic partner status, disability, veteran status or whistleblowing) pending or, insofar as Known to the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against the Company pertaining to any Worker.

(g) The Company and its Subsidiaries are and for the past three (3) years have been in compliance with all Laws relating to labor or employment (including, without limitation, all applicable federal, state, local and foreign Laws, rules and regulations respecting employment, employment practices, immigration and verification of employment authorization, terms and conditions of employment, worker classification, prohibited discrimination, prohibited harassment, prohibited retaliation, leaves of absence, plant closing, privacy rights, long term disability, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work), except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(h) Within the past two (2) years, neither the Company nor any of its Subsidiaries have implemented any plant closing or mass layoff that gave rise to notice requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively the “WARN Act”).

Section 2.12 Related Party Transactions. No officer, manager or director or, insofar as Known to the Company, any Unitholder of the Company or any of its Subsidiaries, or any Affiliate thereof (nor, insofar as Known to the Company, any immediate family member of any of such Persons, or any trust, partnership or company in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any third party which furnishes or sells services, products or technology that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (b) any interest in any third party that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services or (c) any interest in any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than five percent of the outstanding voting stock of a publicly traded company will not be deemed to be an “interest in any third party” for purposes of this Section 2.12.

Section 2.13 Insurance. Section 2.13 of the Disclosure Schedule sets forth a complete and accurate list of all policies of insurance and indemnity bonds issued at the request or for the benefit of the Company or any of its Subsidiaries, all of which are in full force and effect. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, annual premiums, named insured(s), retention or deductible amount and limit of liability. True and complete copies of each listed policy, including all endorsements have been Made Available. The Company and each of its Subsidiaries benefiting therefrom is in compliance in all material respects with the terms of such policies and bonds. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

Section 2.14 Compliance with Laws; Certain Business Practices.

(a) The Company and each of its Subsidiaries are and at all times during the past three (3) years have been in compliance in all material respects with the requirements of all applicable Laws and Permits. Neither the Company nor any of its Subsidiaries is in violation of, or has received any written notices of suspected, potential or actual material violation with respect to, any Laws or Permits with respect to the conduct of the business of the Company or any of its Subsidiaries, or the ownership or operation of the business of the Company or any of its Subsidiaries. The Company or one of its Subsidiaries, as applicable, owns or possesses all material Permits that are necessary to conduct the business of the Company and its Subsidiaries as presently conducted.

(b) None of the Company or any of its Subsidiaries or any of their respective managers, directors, officers or employees or, insofar as Known to the Company, any distributors, independent sales representatives, resellers, intermediaries or agents or any other Person acting on behalf of the Company or any such Subsidiary have, with respect to the business of the Company or any of its Subsidiaries, directly or indirectly, (1) taken any action that would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other Law applicable to the conduct of business with Governmental Authorities (collectively, the “Applicable Anti-Corruption Laws”), (2) used any funds for contributions, gifts, entertainment or other payments relating to any political activity that in any such case were unlawfully made or (3) offered, paid, promised to pay or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any of the following Persons for the purpose of unlawfully influencing any act or decision of such Person in his official capacity, including to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his influence with a foreign government or in instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

Section 2.15 Rental Contracts; Customer Accounts.

(a) The Company has previously delivered or Made Available to Parent true and correct copies of each form of lease or rent-to-own Contract (“Rental Contract”) currently used in the business of the Company or any Subsidiary or used in such business at any time since January 1, 2012.

(b) Section 2.15 of the Disclosure Schedule sets forth the aggregate outstanding balance (assuming all payments contemplated by the Rental Contract are made), as of March 31, 2014, of amounts outstanding under Rental Contracts payable to the Company or its Subsidiaries (collectively, “Customer Accounts”). Each Customer Account is evidenced by a valid Rental Contract, and is the legal, valid and binding obligation of the customer named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). With respect to each Customer Account, (i) all customer payments received prior to the Closing Date have or will have been recorded on said customer’s payment history, (ii) the associated Rental Contracts contain a description of the underlying rental merchandise actually leased thereunder maintained by the Company or such Subsidiary in the ordinary course of business, and (iii) the Company has no Knowledge that the underlying rental merchandise is located anywhere other than at the premises described in the associated Rental Contracts or in the Company’s updated computer address records. All Customer Accounts were opened in accordance with customary leasing standards and criteria of the Company or its Subsidiaries, as applicable. All such Customer Accounts (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Encumbrance, and the Company or a Subsidiary has complied in all material respects, and on the Closing Date will have complied in all material respects, with all Laws relating to such Customer Accounts.

Section 2.16 Brokers and Finders. No Person has acted as a broker, finder or financial advisor for the Company or its Affiliates in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or similar payment in respect thereof from the Company, Parent or any of their respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or its Affiliates.

Section 2.17 Retail Partners and Vendors.

(a) The Company or any Subsidiary’s relationship with each retailer (“Retail Partner”) is evidenced by a valid Contract (“Retail Partner Contract”), which Retail Partner Contract is, insofar as Known to the Company, the legal, valid and binding obligation of the Retail Partner named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Retail Partner Contracts were entered into in accordance with customary standards and criteria of the Company or its Subsidiaries, as applicable. Neither the Company nor any Subsidiary has any material obligation or commitment to any Retail Partner other than as described in the associated Retail Partner Contract.

(b) The Company has previously delivered or Made Available to Parent true and correct copies of each written Retail Partner Contract with its Key Retail Partners currently in effect, and each form of written Retail Partner Contract currently used in new business of the Company or any Subsidiary.

(c) Section 2.17(c) of the Disclosure Schedule contains a complete and accurate list of the top 30 Retail Partners of the Company and its Subsidiaries, on an invoice volume basis (the “Key Retail Partners”) measured over the 6-month period ended February 28, 2014. No Retail Partner of the Company or any of its Subsidiaries has a right to a refund of funds received by the Company or any of its Subsidiaries pursuant to any warranty or return policy.

(d) Section 2.17(d) of the Disclosure Schedule contains a complete and accurate list of the top 10 vendors to the Company and its Subsidiaries, on the basis of amount paid (the “Key Vendors”) measured over the 12-month period ended February 28, 2014.

(e) Neither the Company nor any of its Subsidiaries has received any written or, insofar as the Company has any Knowledge, other notice, letter, complaint or other communication from any Key Vendor or any of the top 10 (measured on invoice volume over the 6-month period ended February 28, 2014) Key Retail Partners to the effect that it (i) has materially changed, modified, amended or reduced, or is reasonably likely to materially change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner that is materially adverse to the Company or any of its Subsidiaries, or (ii) will fail to perform its material obligations under any Contract with the Company or any of its Subsidiaries in any manner that is materially adverse to the Company or any of its Subsidiaries.

Section 2.18 Material Contracts. Except for Contracts listed in Section 2.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following Contracts (each, together with each Contract required to be disclosed on the Disclosure Schedule pursuant to any of the representations and warranties in this Section 2.18, a “Material Contract”):

(a) any advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing, joint development or joint venture Contract (excluding Contracts with Retail Partners) or any Contract with a sale representative providing for commissions which resulted in greater than $500,000 of commissions in the twelve months ending March 31, 2014;

(b) any Contract between the Company or any of its Subsidiaries and any Key Retail Partner;

(c) any continuing Contract (other than any Retail Partner Contract) for the purchase of materials, supplies, equipment or services that involves the payment by the Company or one of its Subsidiaries of more than $100,000 over the life of the Contract;

(d) any Contract that expires (or may be renewed at the option of any Person other than the Company or one of its Subsidiaries so as to expire) more than one year after the date of this Agreement and involves more than $100,000 over the life of the Contract;

(e) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money or any Company Indebtedness, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(f) any Contract for any capital expenditure in excess of $250,000 individually or $1,000,000 in the aggregate;

(g) any Contract in accordance with which the Company or one of its Subsidiaries is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property and involving in the case of any such Contract more than $350,000 over the life of the Contract (excluding, for the avoidance of doubt, Rental Contracts);

(h) any Contract in accordance with which the Company or one of its Subsidiaries is a lessor or lessee of any real property;

(i) (1) any Contract providing for the development of any Software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for the Company or one of its Subsidiaries, (2) any Contract providing for the purchase by or license to (or for the benefit or use of) the Company or one of its Subsidiaries of any Software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, which is material to the operation of the business of the Company and its Subsidiaries, other than generally commercially available off-the-shelf software that is not customized), and (3) any Contract providing for the license by the Company of any Intellectual Property to a third party, other than Contracts entered into in the ordinary course of business (each of the foregoing, a “Company Intellectual Property Agreement”);

(j) any Contract relating to the disposition or acquisition of assets valued in excess of $350,000 or any interest in any business enterprise (whether by merger, sale of stock, sale of assets or otherwise) and any Contract providing for an earnout, except for the sale of products or services in the ordinary course of business;

(k) any Contract with any Governmental Authority;

(l) any Contract under which the Company’s entering into this Agreement or the consummation of the Transactions would give rise to, or trigger the application of, any rights of any third party or any obligations of the Company or any of its Subsidiaries;

(m) any Contract relating to settlement of any material Action;

(n) any Contract that grants any Person a power of attorney from the Company or any of its Subsidiaries;

(o) any Contract pursuant to which the Company obtains consumer data for purposes of its consumer lease approval process, including any information relating to consumer account history, consumer creditworthiness or consumer credit scores (excluding, for the avoidance of doubt, Rental Contracts);

(p) any Contract that limits or restricts the Company from engaging in any business in any jurisdiction;

(q) any Contract granting to any Person “most favored nations” pricing or an option of first refusal, first-offer or similar preferential right; or

(r) any hedging, futures, options or other derivative Contract.

A true and complete copy of each written Material Contract has been Made Available. All Material Contracts are in executed written form, and the Company or one of its Subsidiaries has performed in all material respects all of the obligations required to be performed by it and is entitled to all material benefits under, and neither the Company nor any of its Subsidiaries nor, insofar as Known to the Company, any other party thereto is in default in any material respect of any provision in respect of, any Material Contract. Each of the Material Contracts is a valid and binding agreement of the Company or one of its Subsidiaries and, insofar as Known to the Company, the other parties thereto. Following the Closing Date, the Surviving Entity will maintain its rights under the Material Contracts without the payment of any additional amounts of consideration other than ongoing fees, royalties or payments that the Company or such Subsidiary would otherwise be required to pay in accordance with the terms of such Material Contracts had the Transactions not occurred.

Section 2.19 Property.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b) The Company or one of its Subsidiaries has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, and such properties and assets have been maintained in all material respects in accordance with the ordinary course of business save for normal tear and wear, except (1) as reflected in the Interim Balance Sheet, (2) liens for Taxes not yet due and payable, (3) easements, covenants, conditions, restrictions and such other imperfections of title and Encumbrances that do not interfere with the present use of the property subject thereto or affected thereby, and (4) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such leased real property, in either case which do not interfere with the present use of such Real Property or such activities. The Company has Made Available to Parent a true, correct and complete copy of each of its and its Subsidiaries’ real property leases, and a list of such real property leases are included on Section 2.19 of the Disclosure Schedule, including the lease address, current term and base rent.

(c) The assets and properties owned, leased or licensed by the Company or its Subsidiaries are in good condition and repair in all material respects (subject to normal wear and tear) and constitute all of the material properties necessary to conduct its business as currently conducted.

Section 2.20 Privacy and Data Security.

(a) The Company and each of its Subsidiaries has (a) complied in all respects with its published privacy notices (including, without limitation, with respect to making disclosures to customers or consumers), policies and internal privacy notices, policies and guidelines and all applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personal Information and (b) taken commercially reasonable administrative, technical, and physical measures to ensure that Personal Information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. “Personal Information” means any information that relates to an identified or identifiable person or device, including, but not limited to, (i) name, address, telephone number, health information, drivers’ license number, government issued identification number, or any other data that can be used to identify, contact, or precisely locate an individual; (ii) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution; or (iii) Internet Protocol addresses or other persistent device identifiers. Personal Information may relate to any individual, including employees, contractors, customers, Retail Partners, and end users. The Company has no Knowledge that there has been any loss, damage, or unauthorized access, use, modification or other misuse of any Personal Information maintained by or on behalf of the Company or any of its Subsidiaries. No Person (including any Governmental Authority) has provided any written notice, made any written claim, or commenced any Action by or before any Governmental Authority with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information maintained by or on behalf of the Company or any of its Subsidiaries. The collection, storage, processing, transfer, sharing and destruction of Personal Information complies with the Company’s or its Subsidiaries’ applicable privacy notices and policies and with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected). The Company and its Subsidiaries have at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by applicable Laws related to privacy and data security and have filed any required registrations with the applicable data protection authority.

(b) With respect to transactions processed in any way (including any processing, storing or communication of transaction data, credit, and/or payment card data) by the Company and its Subsidiaries on behalf of any Person prior to the Closing Date, the Company and each of its Subsidiaries is in compliance with Level 3 of the Payment Card Industry Data Security Standard (PCI-DSS).

(c) The representations and warranties in this Section 2.20, Sections 2.8 and Section 2.21 are the sole and exclusive representations and warranties of the Company concerning Intellectual Property, Privacy and Data Security and IT Systems matters of the Company and its Subsidiaries.

Section 2.21 IT Systems.

(a) Insofar as the Company has any Knowledge, the Software used by the Company or any of its Subsidiaries is free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”).

(b) Insofar as the Company has any Knowledge, the computer, information technology and data processing systems, facilities and services used by the Company or any of its Subsidiaries, including all Software, hardware, networks, communications facilities, platforms and related systems and services used by the Company or any of its Subsidiaries (collectively, the “Systems”), are reasonably sufficient for the existing needs of the Company and its Subsidiaries. Insofar as the Company has any Knowledge, the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of the Company and its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants.

(c) In the 12-month period prior to the date hereof, there has been no material failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any Retail Partner’s use of the Systems or the operation of the business of the Company or its Subsidiaries. The Company and its Subsidiaries makes back-up copies of data and information critical to the conduct of the business of the Company and its Subsidiaries at least once every Business Day and conducts periodic tests to ensure the effectiveness of such back-up systems. The Company and its Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans, procedures and facilities.

(d) The representations and warranties in this Section 2.21, Sections 2.8 and Section 2.20 are the sole and exclusive representations and warranties of the Company concerning Intellectual Property, Privacy and Data Security and IT Systems matters of the Company and its Subsidiaries.

Section 2.22 Minute Books. The minute books of the Company and its Subsidiaries Made Available contain a complete and accurate summary of all meetings of managers, directors and Unitholders or actions by written consent thereof since its time of formation.

Section 2.23 Bank Accounts. Section 2.23 of the Disclosure Schedule sets forth a complete and accurate list showing all banks in which the Company or any of its Subsidiaries maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company and the Indemnifying Securityholders as of the date hereof as follows:

Section 3.1 Organization and Power. Each of Parent and Merger Sub (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect on Parent.

Section 3.2 Authorization; Enforceability. Parent and Merger Sub each has the power and authority to execute, deliver and perform its obligations under this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party have been duly authorized by all requisite corporate or comparable organizational action on the part of it and its stockholders or its members, as applicable. This Agreement and any Related Agreements to which it is a party have been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Section 3.3 Noncontravention.

(a) The execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub will not (1) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under or require consent, approval or waiver from any Person in accordance with any provision of the organizational documents of Parent or Merger Sub, (2) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both) any Contract, Permit, Order or Law applicable to Parent or Merger Sub, or (3) otherwise have an adverse effect upon the ability of Parent or Merger Sub to consummate the Transactions.

(b) No Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions, except for the filing of the Certificate of Merger.

Section 3.4 Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent formed for the purposes of effecting the Merger. There is no agreement outstanding pursuant to which any Person has any existing or contingent right to acquire any membership interests of Merger Sub. Merger Sub owns no assets, has no Liabilities and has conducted no activities other than those necessary to effectuate the Merger. Parent, as the sole member of Merger Sub, has approved and adopted this Agreement. No other vote of the holders of any class or series of capital stock or other equity interests of Parent or Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby.

Section 3.5 Absence of Litigation. There is no Action pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries or any of their respective assets or properties, or insofar as known to Parent any of their respective officers, managers or directors in their capacities as such by or before any Governmental Authority respecting or relating to, or that would reasonably be expected to adversely affect the performance of Parent and its Subsidiaries with respect to, this Agreement, the Merger or the other Transactions contemplated hereby. There is no Order against Parent or any of its Subsidiaries or any of their respective assets or properties, or, insofar as Known to the Company, any of their respective managers, directors or officers in their respective capacities as such respecting or relating to, or that would reasonably be expected to adversely affect the performance of Parent and its Subsidiaries with respect to, this Agreement, the Merger or the other Transactions contemplated hereby.

Section 3.6 Brokers and Finders. No Person other than Stephens, Inc. has acted as a broker, finder or financial advisor for Parent or its Affiliates in connection with the negotiations relating to the Transactions, and no Person other than Stephens, Inc. is entitled to any fee or commission or similar payment in respect thereof from the Company, Parent or any of their respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of Parent or its Affiliates. Parent shall be solely responsible for any such fee, commission or similar payment owed to Stephens, Inc.

Section 3.7 Investment Matters. Parent is acquiring the equity of the Surviving Entity for its own account with the present intention of holding such securities for investment purposes and not with a view to any public distribution of such securities in violation of any federal or state securities laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Parent has had an opportunity to ask questions of and receive answers from the Company and its Subsidiaries concerning the terms and conditions of this Agreement and to obtain additional information relating to the Company, its Subsidiaries and their respective businesses. Parent acknowledges that the equity of the Surviving Entity has not been registered under the Securities Act or the Exchange Act or any state or foreign securities laws and that the Company Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.

Section 3.8 Available Funds. Parent has sufficient funds to consummate the Merger and the other transactions contemplated hereby (including the purchase of the Blocker Entities) on the terms contemplated by this Agreement, including all of the funds necessary to pay the Merger Consideration and to consummate the Merger, to repay Company Indebtedness to be repaid at Closing and to pay all related fees and expenses for which Parent will be responsible.

Section 3.9 Solvency. Assuming the accuracy of the representations and warranties of the Company set forth in ARTICLE 2, as of the Closing and immediately after giving effect to the consummation of the transactions contemplated hereby, (a) Parent and the Surviving Entity and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own assets having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) as they become due, and (b) Parent and the Surviving Entity and each of its Subsidiaries shall have reasonably adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Merger and the other transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or the Surviving Entity.

ARTICLE 4

ADDITIONAL AGREEMENTS

Section 4.1 Confidentiality. The parties acknowledge that Parent and the Company executed a non-disclosure agreement dated November 11, 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Notwithstanding anything to the contrary in this Agreement or in any of the other Related Agreements following the Closing (i) except as expressly set forth in Section 8.11, all confidential information of the Company as of the date of the Closing will constitute confidential information of Parent (and not any former holder of Company Units), irrespective of whether such confidential information was identified or otherwise designated as “confidential”; (ii) Parent will have no obligations to the Company whatsoever under the Confidentiality Agreement with respect to such confidential information of the Company; and (iii) with respect to such confidential information of the Company, the Representative and each former holder of Company Units will hold, and will take reasonable measures to cause their respective stockholders, members, officers, counsel, advisors, employees and any other representatives to hold, such confidential information in confidence, in accordance with the Confidentiality Agreement as if they were a party to the Confidentiality Agreement (it being understood and agreed that (i) no use restriction therein shall apply and instead no such Person shall use any such confidential information other than as related to or arising out of their pre-Closing investment in the Company, this Agreement and the Transactions and any ancillary matters or on-going services to the Company and its Subsidiaries and (ii) no such Person shall be obligated to provide any notice to any other Person prior to disclosure of any confidential information to any Governmental Authority conducting an ordinary course review not specifically related to the Company).

Section 4.2 Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement to be made on the day of the public announcement of the Merger shall be in the form heretofore agreed to by the parties and any party thereafter may make public use of any information contained therein or in any public filing by Parent. Parent will not, and will cause its Subsidiaries, Unitholders, managers, officers, counsel, advisors, employees and any other representatives not to, publicly disclose the exhibits hereto, the Disclosure Schedule or the historical investment information related to the investments of the Unitholders in the Company except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 4.3 Consents; Cooperation. Parent, Merger Sub and the Company each will take, and the Company will cause its Subsidiaries to take, commercially reasonable actions necessary to (1) comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the Transactions, (2) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the Transactions, and (3) obtain (and cooperate with the other parties hereto in obtaining) any consent, approval, Order or authorization of, or any registration, declaration or filing with, any Person, required to be obtained or made in connection with the Transactions, all of which are required to be listed in Section 2.3 of the Disclosure Schedule.

Section 4.4 Spreadsheet. The Company has prepared and delivered to Parent a spreadsheet, dated and setting forth as of the Closing the following information relating to the holders of Company Units: (a) the names and addresses (including email addresses), to the extent practicable, of all such holders; (b) the number and type of Company Units held by such Persons; (c) the conversion price per unit in effect as of the Closing Date for any securities that are convertible into Company Units and the type of Company Units into which the securities are convertible; (d) the cash amount payable to such holder for its Company Units; (e) the Unit

Escrow Contribution, Unit Special Escrow Contribution, Unit Adjustment Fund Contribution and Unit Representative Fund Contribution of each Indemnifying Securityholder; (f) the Escrow Funding Percentage, Indemnification Percentage, Escrow Release Percentage, Redemption Consideration Percentage and Representative Fund Release Percentage of each Indemnifying Securityholder; and (g) the aggregate amount of all outgoing wires to the Unitholders, the Company and any of its Subsidiaries in respect of payments to be made to holders of Company Units, Unvested Incentive Units, the Escrow Agent and any third-party in respect of the payment of Third Party Expenses (the “Spreadsheet”).

Section 4.5 Expenses.

(a) In the event that the Merger is not consummated, each party will be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. In the event that the Merger is consummated, the following fees and expenses incurred by or on behalf of the Company or any of its Subsidiaries’ in connection with the Merger will reduce the Merger Consideration in accordance with Section 1.4(c):

(i) all legal, accounting, financial advisory, consulting, finders’ and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby;

(ii) one-half of the filing fees paid by Parent to the FTC or DOJ, as applicable, for Parent’s and the Company’s pre-merger notification filing under the HSR Act;

(iii) the cost of the extended discovery period for the Management and Professional Liability coverages referenced in Section 4.8(b);

(iv) one-half of any Transfer Taxes payable by Parent pursuant to Section 4.7(d); and

(v) any payments in connection with any change in control obligations, sale bonuses or similar compensation payable as a result of the Transactions, or any payment or consideration arising under any consents, waivers or approvals of any party under any Contract which is a part of the Company’s deliveries to Parent described on Schedule 5.3(e) solely to the extent such consent, waiver or approval is required by Parent as a condition to the Closing or resulting from agreed-upon modification or early termination of such Contract (collectively with the fees, expenses and payments described in clauses (i), (ii), (iii) and (iv) above, the “Third Party Expenses”).

(b) The Estimated Statement includes a final estimate, reasonably detailed, including wire instructions and separated by service provider, of all Third Party Expenses of the Company or its Subsidiaries through the Closing that remain unpaid as of the Closing Date (the “Estimated Third Party Expenses”). The amount of Estimated Third Party Expenses will reduce the Merger Consideration in accordance with Section 1.4(c) and will be paid at Closing. If the actual Third Party Expenses exceed the Estimated Third Party Expenses, then to the extent not recovered from the Adjustment Fund pursuant to Section 1.7 Parent will be entitled to recover such excess starting with dollar one, and disregarding the Indemnification Deductible provided for in Section 7.3(a), from the Escrow Fund in accordance with ARTICLE 7, and the acceptance by Parent of the Estimated Third Party Expenses provided by the Company will not limit or otherwise affect Parent’s remedies under this Agreement or constitute an acknowledgment by Parent of the accuracy of the estimates provided by the Company.

Section 4.6 Employees. Parent will take such actions as are necessary to provide, or shall cause the Surviving Entity and its Subsidiaries to provide, each employee of the Company or its Subsidiaries as of the Closing Date (each, a “Continuing Employee”) other than the Key Employees (i) with base compensation and target bonus opportunities that are, in the aggregate, no less favorable than the base compensation and target bonus opportunities that were provided to such Continuing Employee immediately prior to the Closing during the twelve (12) month period immediately following the Closing Date and (ii) with employee benefits (excluding equity and equity-based compensation) that are substantially similar in the aggregate to the employee benefits that were provided to such Continuing Employee immediately prior to the Closing through the end of 2014 (ignoring, however, any increases in such base compensation, target bonus opportunities and employee benefits that occurred within the month prior to the Closing other than in amounts consistent with past practices in connection with ordinary course promotions and reviews). Parent will, or will cause the Surviving Entity and its Subsidiaries to, take such actions as are necessary to ensure that (i) service with the Company and its Subsidiaries for Continuing Employees will be recognized for eligibility and vesting purposes (other than vesting of future equity awards) and for purposes of determining future vacation accruals under any employee benefit plan of Parent, the Surviving Entity or their Affiliates in which such Continuing Employees participate following the Closing and (ii) all welfare benefit plans of Parent, the Surviving Entity or their Affiliates in which such Continuing Employees participate immediately following the Closing (a) waive limitations relating to any pre-existing conditions, waiting periods or actively-at-work requirements to the same extent such limitations were waived immediately prior to the Closing Date under any comparable Employee Benefit Plan of the Company and its Subsidiaries and (b) recognize, for purposes of annual deductible, coinsurance and out-of-pocket limits under its medical and dental plans with respect to the applicable plan year or benefit accumulation year in which the Closing Date occurs, deductible, coinsurance and out-of-pocket expenses paid by the Continuing Employees (or their spouses and covered dependents) in the applicable plan year or benefit accumulation year in which the Closing Date occurs. Nothing in this Section 4.6 shall prohibit Parent from implementing for Continuing Employees the same or comparable employment policies as in effect for Parent’s employees, so long as the requirements of this Section 4.6 are otherwise met. Notwithstanding anything in this Agreement to the contrary, no Continuing Employee or other employee of the Company or any of its Subsidiaries will be deemed to be a third-party beneficiary of this Section 4.6.

Section 4.7 Tax Matters.

(a) FIRPTA Compliance. At the Closing, the Company shall provide to Parent a duly executed affidavit in accordance with Temporary Treasury Regulation Section 1.1445-11T(d)(2) in a form agreed to by the parties.

(b) Termination of Tax Sharing Agreements. All Tax sharing, allocation, indemnity or similar agreements with respect to or involving the Company and/or its Subsidiaries will be terminated as of the Closing Date (other than an agreement solely among the Company and/or some or all of it its Subsidiaries that is disclosed on Section 4.7(b) of the Disclosure Schedule or agreements entered into in the ordinary course of business the primary purpose of which was not Tax).

(c) Allocation.

(i) The parties agree to allocate the Merger Consideration, the liabilities of the Company and other items required to be taken into account to the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Parent will prepare a proposed allocation of the Merger Consideration (and liabilities treated as assumed for Tax purposes and other capitalized costs) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Proposed Allocation”).

(ii) Parent will deliver a copy of the Proposed Allocation to the Representative within 120 days following the Closing and to the extent that such Proposed Allocation is deemed unreasonable by the Representative, the Representative will have the right to object in writing within 30 days of such delivery. If the Representative does not properly object to the Proposed Allocation, then the Proposed Allocation will become the final allocation for purposes of Section 1060 of the Code (the “Final Allocation”). If the Representative properly objects to the Proposed Allocation, Parent and the Representative will negotiate and endeavor in good faith to resolve all such objections and finalize the Proposed Allocation; however, to the extent that Parent and the Representative fail to resolve such objections within 60 days of Parent’s delivery of the Proposed Allocation, the dispute will be referred to the Settlement Arbiter in accordance with the procedures set out in Section 1.7(b), and the Settlement Arbiter’s determination shall establish the terms of the Final Allocation. The Final Allocation will be binding on Parent, the Unitholders and each of their Affiliates for all purposes (including financial accounting purposes, financial and regulatory reporting purposes, and Tax purposes unless otherwise required by law). The Representative and Parent will prepare and timely file IRS Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) including any required attachments or supplements thereto, which will reflect and be consistent with the Final Allocation and any adjustments thereto to the extent required by applicable Law. Any adjustments to the Merger Consideration pursuant to this Agreement will result in an adjustment to the Final Allocation in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

(iii) Parent shall prepare and deliver to the Representative from time to time revised copies of such Final Allocation so as to report any matters on the Final Allocation that need updating (and the Representative shall have the same rights to review as discussed above with respect to the Proposed Allocation). In the event that the Final Allocation Schedule is disputed by any taxing authority, the Representative (if any Unitholder receives notice of such dispute) or Parent (if the Company or Parent receives notice of such dispute) will promptly notify the other, and the Representative and Parent will consult in good faith as to how to resolve such dispute in a manner consistent with such allocation.

(d) Sales, Use and Other Taxes. Parent will pay (subject to Section 4.5(a)(iv)) when due, any transfer, gains, documentary, sales, use, registration, stamp, value-added or other similar Taxes (“Transfer Taxes”) which may be payable by reason of the Merger. Parent will prepare and file (or cause to be filed) all required or advisable Transfer Tax forms, and the Representative agrees to cooperate with Parent and execute and deliver such Transfer Tax forms upon Parent’s request.

(e) Section 754 Election. If Parent requests in its sole and absolute discretion that the Company file an election pursuant to Section 754 of the Code with its Tax Return that includes the Closing Date, Unitholders will reasonably cooperate with the making of such election.

(f) Preparation of Tax Returns.

(i) The Representative (or its designee) shall prepare, or cause to be prepared, all Tax Returns for the Company for all taxable periods ending on or before the Closing Date (each a “Pre-Closing Tax Return”) and the Parties agree that the Pre-Closing Tax Returns shall be prepared in a manner consistent with the Company’s past practices. The Company and its Subsidiaries shall cooperate with the Representative in filing such Pre-Closing Tax Returns, including causing the Company and its Subsidiaries to sign such returns. At least twenty (20) days prior to the date on which any Pre-Closing Tax Return is required to be filed (taking into account any valid extensions), the Representative shall submit such Pre-Closing Tax Return to Parent for Parent’s review. Parent shall provide written notice to Seller of its disagreement with any items in such Pre-Closing Tax Return within ten (10) days of its receipt of such Pre-Closing Tax Return, and if Parent fails to provide such notice, such Pre-Closing Tax Return shall become final and binding upon the parties hereto, and Parent shall file such Pre-Closing Tax Return as prepared by the Representative.

(ii) Parent (or its designee) shall prepare, or cause to be prepared, all Tax Returns for the Company for all Straddle Periods (“Straddle Period Tax Returns”) and the Parties agree that the Straddle Period Tax Returns shall be prepared in a manner consistent with the Company’s past practices. At least twenty (20) days prior to the date on which any Straddle Period Tax Return is required to be filed (taking into account any valid extensions), Parent shall submit such Straddle Period Tax Returns to the Representative for the Representative’s review. The Representative shall provide written notice to Parent of its disagreement with any items in such Straddle Period Tax Return within ten (10) days of its receipt of such Straddle Period Tax Return, and if the Representative fails to provide such notice, such Straddle Period Tax Return shall become final and binding upon the parties hereto.

(iii) The tax year of the Company will terminate for federal income tax purposes under Code Section 708(b)(1)(B) on the Closing Date. To the extent permitted by applicable Law, the parties shall elect (and shall cause the Company and the Subsidiaries to elect) to treat the taxable period that includes but does not end on the Closing Date with respect to any

Tax of the Company or any Subsidiary as ending at the end of the Closing Date, and shall take such steps as may be necessary therefor. If such an election cannot be made, for purposes of this Agreement, all Taxes and Tax liabilities with respect to the income, property or operations of Blockers, the Company or any of the Company Subsidiaries that relate to the Straddle Periods shall be apportioned between the Pre-Closing Period and the Post-Closing Period as follows: (A) in the case of Taxes other than income, sales and use and withholding Taxes, on a per-diem basis, and (B) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company and the Company Subsidiaries as though the taxable year of the Company or any relevant Company Subsidiary terminated at the close of business on the Closing Date; provided that the parties hereto acknowledge and agree that tax deduction related Third Party Expenses shall be reported on the Company’s income Tax Return for its taxable year that ends on the Closing Date and shall be apportioned to the Pre-Closing Period of the Company, unless otherwise required by Law.

(iv) Neither Parent nor any of its Affiliates shall (or shall cause or permit the Surviving Company or any Subsidiary to) amend, originally file, refile or otherwise modify, or consent to any settlement or payment involving a Tax Matter with respect to any Tax Return relating in whole or in part to the Company or any of its Subsidiaries with respect to any Pre-Closing Period or with respect to any Straddle Period, if such amendment, refiling or other modification or consent to any settlement or payment may increase the amount payable by any or all Unitholders in respect of Taxes of the Company or any of its Subsidiary or otherwise cause a material adverse Tax consequence to any or all of the Unitholders, without the written consent of the Representative.

(g) Tax Audits.

(i) After the Closing Date, the Representative and Parent shall each notify the other in writing within ten (10) days of the commencement of any Tax Matter with respect to the Company or its Subsidiaries for Pre-Closing Periods or if such Tax Matter could be grounds for indemnification under this Agreement. Such notice shall contain factual information describing any such Tax Matter and shall include copies of any notice or other document received from any Tax Authority with respect to such Tax Matter.

(ii) In the case of any Tax Matter for any taxable period ending on or before the Closing Date with respect to the Company and its Subsidiaries, the Representative shall have the right, at its expense, to control the conduct of such Tax Matter; provided that Parent may participate in the conduct of such Tax Matter at its own expense and the Representative shall not settle any such Tax Matter without the consent of Parent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(iii) In the case of any Tax Matter for any taxable period of the Company and its Subsidiaries ending after the Closing Date, Parent shall have the right, at its expense, to control the conduct of such Tax Matter; provided that, if such Tax Matter could be grounds for indemnification under this Agreement, then the Representative may participate in the conduct of such Tax Matter at its own expense and Parent shall not settle any such Tax Matter without the consent of the Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

(h) Tax Cooperation. The Representative and Parent shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books, records, work papers, and Tax Returns for Pre-Closing Periods) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Tax Matter. Any request for information or documents pursuant to this Section 4.6 shall be made by the requesting party in writing. The other party hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information.

(i) Tax Refunds. The holders of Company Units prior to the Effective Time will be entitled to any credits and refunds (including any interest in respect thereof) with respect to any Pre-Closing Period received by Parent, the Company or its Subsidiaries, and any amounts of overpayments of Tax credited against Tax that Parent, the Company or its Subsidiaries otherwise would be or would have been required to pay, and Parent shall pay over to the Representative any such amounts within fifteen (15) days after the receipt or entitlement of such refund or credit; provided, however, to the extent Parent has not fully recovered from the Escrow Fund, because of any limitations described in Section 7.3(a) or 7.3(b), all Taxes subject to indemnification pursuant to Section 7.2(a)(iii), Parent may reduce the amount of such payments to the Representative by the amount it was unable to recover from the Escrow Fund. For the avoidance of doubt, the foregoing does not include any gross receipts, sales, use or ad valorem Taxes that Parent, the Company or its Subsidiaries might obtain from partner merchants with respect to Pre-Closing Periods in conjunction with or as a result of the Company’s payment of Pre-Close VDA Taxes.

Section 4.8 Indemnification of Covered Persons.

(a) Parent and Merger Sub agree that all rights to indemnification for acts or omissions occurring on or prior to the Effective Time existing as of the date of this Agreement in favor of the current or former managers, directors, officers or other employees of the Company and each of its Subsidiaries currently indemnified by the Company or any of its Subsidiaries (collectively, the “Covered Persons”) as provided by statute or in their respective constitutional documents (including the Company’s Limited Liability Company Agreement, as in effect immediately prior to the Effective Time) or the indemnity agreements listed on Section 4.8 of the Disclosure Schedule will survive the transactions contemplated by the terms of this Agreement and will continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time, and Parent will, and will cause the Surviving Entity to, honor the foregoing indemnification obligations of the Company and its Subsidiaries for acts or omissions by such Covered Persons occurring on or prior to the Effective Time.

(b) At or prior to the Effective Time, the Company has exercised its option to purchase an extended discovery period for the Management and Professional liability coverages (AIG Policy number 12577576, effective 7/30/2013 to 7/30/2014) to include Directors & Officers liability, Employment Practices liability, and Fiduciary liability coverages for a period of six years from the Closing Date, and on terms and conditions no less favorable to the Covered Persons than those in effect under the Company’s existing AIG policy number 12577576 in effect on the date hereof, for the benefit of the Covered Persons with respect to their acts and omissions as managers, directors, officers and employees of the Company or its Subsidiaries occurring prior to the Effective Time.

(c) At or prior to the Effective Time, the Company has exercised its option to purchase an extended discovery period for the Cyber liability Policy (Lloyd’s of London policy number W135EF140201, effective 1/28/2014 to 1/28/2015) for a period of two years from the Closing Date and on terms and conditions no less favorable to the Covered Persons than those in effect under the Company’s existing Cyber liability policy number W135EF140201 in effect on the date hereof for the benefit of the Covered Persons with respect to their acts and omissions as managers, directors, officers and employees of the Company or its Subsidiaries occurring prior to the Effective Time. To the extent paid by the Company at or prior to Closing, the cost of such extended discovery period shall be offset against Third Party Expenses or otherwise reimbursed by Parent.

(d) Parent shall cause any successor to the Company (including Parent, in the event of a liquidation or dissolution of the Company or transfer of all or substantially all of its assets) to assume by a written agreement in form reasonably acceptable to the Representative the obligations of the Company and its Subsidiaries as set forth, and under the agreements referred to, herein.

(e) The provisions of this Section 4.8 are (i) intended to be for the benefit of, and will be enforceable by, each Covered Person, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons will be third party beneficiaries of this Section 4.8, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(f) The obligations of Parent and the Surviving Entity pursuant to this Section 4.8 (A) will be subject to the limitations imposed by applicable law, (B) do not release any Indemnifying Securityholder or any affiliate of such Indemnifying Securityholder who is also an officer, manager or director of the Company or any of its Subsidiaries from his, her or its indemnification obligations as an Indemnifying Securityholder under Article 7 hereof (and no Indemnifying Securityholder or any affiliate of such Indemnifying Securityholder will have any right of contribution, indemnification or right of advancement from the Surviving Entity or Parent with respect to any indemnification payments that such Indemnifying Securityholder is required to pay to an Indemnified Person pursuant to Article 7 hereof); and (C) do not require the Surviving Entity or Parent to advance expenses to an individual in respect of any good faith claim by an Indemnified Person regarding fraud by such individual relating to this Agreement or any Related Agreement.

Section 4.9 Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will, and will cause their respective Subsidiaries to, use commercially reasonable efforts, and will cooperate with the other parties hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including the satisfaction of the respective conditions set forth in ARTICLE 5.

Section 4.10 Facility Closings; Employee Layoffs. Section 4.10 of the Disclosure Schedules identifies all former employees of the Company or any of its Subsidiaries who have suffered an employment loss within the meaning of the WARN Act within the 90 days prior to Closing. For a period of ninety (90) days after the Closing Date, neither Parent nor the Surviving Entity nor any of its Subsidiaries shall terminate any employees of the Company or any of its Subsidiaries in such numbers and in such manner as would trigger any liability under the WARN Act plant closing or severance law. Parent shall cause the Surviving Entity and its Subsidiaries to comply with any notice or filing requirements under the WARN Act and any foreign, state or local plant closing or severance law, if applicable, during the 90-day period following the Closing.

Section 4.11 Termination of 401(k) Plan. The board of managers of the Company has adopted a resolution terminating the Prog Finance, LLC Retirement Plan (the “401(k) Plan”) effective as of the day prior to the Closing and has provided a copy of such resolution to Parent. Parent shall take all actions that are necessary to permit participants under the 401(k) Plan to rollover their account balances (including notes associated with plan loans) to a 401(k) plan sponsored by Parent or its Affiliates, without placing their plan loans into default as long as the rollovers occur prior to the end of the calendar quarter following the calendar quarter in which the Closing Date occurs.

ARTICLE 5

CONDITIONS TO THE MERGER

Section 5.1 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Transactions will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement of the Company and Parent (for itself and Merger Sub):

(a) No Injunctions or Restraints; Illegality. No Order or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, and no Action will have been brought by a Governmental Authority seeking any of the foregoing be pending or threatened in writing. No action taken by any Governmental Authority, and no statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

(b) Governmental Approvals. Parent and the Company will have timely obtained from each Governmental Authority all consents, waivers, approvals, orders, authorizations, registrations, declarations and filings necessary for consummation of, or in connection with, the Transactions, including, without limitation, approval (or expiration or termination of the applicable waiting period) under the HSR Act.

Section 5.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions will be subject to the satisfaction, or written waiver by the Company, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of the Company and capable of being waived by the Company in its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants of Parent. Each of the representations and warranties made by Parent in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations and warranties made by Parent in this Agreement will be true and correct in all material respects, as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time). Parent will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or before the Closing.

(b) Receipt of Closing Deliveries. The Company will have received each of the agreements, instruments and other documents required to have been delivered to it at or before the Closing as set forth in Exhibit F, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.

(c) Blocker Purchase Agreement. Parent shall have purchased the Blocker Interests pursuant to the Blocker Purchase Agreement.

(d) Repurchase Agreements. Parent shall have purchased the Redemption Interests pursuant to the Repurchase Agreements.

Section 5.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions will be subject to the satisfaction, or written waiver by Parent, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of Parent and Merger Sub and capable of being waived by Parent in its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants of the Company. Each of the representations and warranties made by the Company in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations and warranties made by the Company in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time); provided, however, that such materiality qualifier will not apply to the representations and warranties contained in Section 2.2 and 2.3, each of which individually will have been true and correct in all respects as of the date of this Agreement and will be true and correct in all respects on and as of the Closing Date. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or before the Closing.

(b) Receipt of Closing Deliveries. Parent will have received each of the other agreements, instruments and other documents required to have been delivered to it at or before the Closing as set forth in Exhibit F, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.

(c) Injunctions or Restraints on Conduct of Business. No Order or other legal or regulatory provision limiting or restricting Parent’s ownership, conduct or operation of the business of the Company and its Subsidiaries following the Closing Date will be in effect.

(d) Unitholders’ Written Consent. Unitholders of the Company representing not less than the Required Vote, by and through the execution and delivery to the Company of the Unitholders’ Written Consent on the date hereof immediately following the execution of this Agreement (and not thereafter modified or rescinded) in accordance with the DLLCA and the Charter Documents, will have adopted this Agreement and approved the Merger.

(e) Third Party Consents. Evidence, reasonably satisfactory to Parent, of the novation or consent to assignment of or giving of notice to any Person whose novation or consent to assignment, as the case may be, may be required, or to whom notice may be required to be given, in connection with the Transactions under contracts listed or described on Schedule 5.3(e).

(f) Employee Matters. As of the Closing Date, all of the Offer Letters with the individuals set forth in Schedule 5.3(f) (collectively, the “Key Employees”) will be in full force and effect (subject to applicable Law and other than as a result of any termination by Parent), and no Key Employee on Schedule 5.3(f) will have terminated, rescinded or repudiated his or her Offer Letter or notified in writing Parent or the Company of his or her intention to leave the employ of Parent or any of its subsidiaries following the Effective Time.

(g) Blocker Purchase Agreement. The Blocker Owners shall have sold the Blocker Interests pursuant to the Blocker Purchase Agreement.

(h) Repurchase Agreements. The Retiring Partners shall have sold the Redemption Interests pursuant to the Repurchase Agreements.

ARTICLE 6

AMENDMENT AND WAIVER

Section 6.1 Amendment. Subject to applicable Law, Parent and the Representative (on behalf of all of the Indemnifying Securityholders) may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of Parent and the Representative (on behalf of all of the Indemnifying Securityholders); provided, however, that any such amendment will not (1) alter or change the amount or kind of consideration to be received on conversion of Company Units or (2) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the Indemnifying Securityholders, in each case without the written approval of Indemnifying Securityholders having a majority of the Escrow Funding Percentages.

Section 6.2 Extension; Waiver. At any time after the Effective Time, the Representative (on behalf of all the Indemnifying Securityholders) and Parent may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations and warranties made to Parent (in the case of a waiver by Parent) or made to the Company (in the case of a waiver by the Representative) herein or in any document delivered pursuant hereto and (3) waive compliance with any of the agreements or conditions for the benefit of Parent (in the case of a waiver by Parent) or made to the Company (in the case of a waiver by the Representative). Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 7

ESCROW FUND AND INDEMNIFICATION

Section 7.1 Escrow Fund. From and after the Effective Time and until released in accordance with its terms and the terms of this Agreement, the Escrow Fund (and the right to Redemption Consideration Offsets in accordance with the Repurchase Agreements) will be available to compensate Parent and the Surviving Entity (on behalf of themselves or any other Indemnified Person) for Losses in accordance with this ARTICLE 7.

Section 7.2 Indemnification.

(a) From and after the Effective Time, subject to this ARTICLE 7, the Indemnifying Securityholders will, by virtue of the Merger, ratably according to their Indemnification Percentages, and not jointly and severally, and (except with respect to breaches of Fundamental Company Representations and claims pursuant to Section 7.2(a)(vi)) solely out of the Escrow Fund (and the right to Redemption Consideration Offsets in accordance with the Repurchase Agreements), indemnify and hold harmless Parent, the Surviving Entity, the subsidiaries of Parent and the Company and their respective officers, directors, agents, attorneys and employees, and each Person who Controls or may Control Parent or the Surviving Entity (each of the foregoing, an “Indemnified Person”) from and against any and all losses, liabilities, damages, claims, suits, judgments, settlements, design-around expenses, royalties, costs and expenses, including costs of investigation, settlement, mitigation and defense (including expenses of (i) asserting claims and affirmative defenses against a third party claim which claims and defenses are directly related to the subject matter of the third party claim and (ii) such offensive or other actions taken in connection with any defensive strategy to which the

Representative, on behalf of the Indemnifying Securityholders, consents to in writing, such consent not to be unreasonably withheld, conditioned or delayed), costs and expenses relating to obtaining a preliminary or permanent injunction, legal and consulting fees and alternative dispute resolution and court costs, and any interest costs or penalties, in each case as incurred (collectively, “Losses”), arising out of, related to or resulting from any of the following:

(i) subject to Section 2.9(p), any breach of any representation or warranty made by the Company in this Agreement to be true and correct on the date hereof; provided that for purposes of the determination of the amount of Losses arising out of, related to or resulting from the breach of any such representation or warranty that is qualified by “material,” “in all material respects” or “Material Adverse Effect” or any similar term or limitation (but not for purposes of the determination of whether any such breach has occurred), Losses will be determined as if “material,” “in all material respects,” “Material Adverse Effect” or similar terms were not included therein,

(ii) any breach of any of the covenants or agreements made by the Representative in this Agreement,

(iii) any Taxes imposed on the Company or any of its Subsidiaries attributable to any Pre-Closing Period but with respect to the Taxes for periods covered by the Financial Statements only to the extent that such Taxes exceed the amount of accrued liabilities for Taxes (not including for this purpose any Taxes that reflect timing differences between book and Tax income) reflected on the face of the Financial Statements rather than in any footnotes thereto, in each case to the extent not addressed, contemplated or otherwise taken into account on Schedule 7.2(a)(x),

(iv) any amount by which actual Third Party Expenses exceed Estimated Third Party Expenses, to the extent not recovered from the Adjustment Fund,

(v) any amount payable to Parent pursuant to Section 1.7 (without the requirement of filing a Claims Notice pursuant to ARTICLE 7),

(vi) any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to this Agreement or any amounts a Person was entitled to receive pursuant to this Agreement that were omitted from the Spreadsheet,

(vii) any claim by an Indemnifying Securityholder with respect to the actions or omissions of the Representative, including any claim for fraud or misrepresentation, breach or non-fulfillment of any representation, warranty, covenant or agreement made by the Representative in this Agreement or in the Escrow Agreement,

(viii) the matters set forth on Schedule 7.2(a)(viii),

(ix) the matters set forth on Schedule 7.2(a)(ix), and

(x) the matters set forth on Schedule 7.2(a)(x).

(b) If elected by Parent in its sole discretion, Indemnified Persons may recover Losses for the breach of an Indemnifying Securityholder’s Letter of Transmittal or Blocker Purchase Agreement upon conclusion of the Escrow Claim Period from the proceeds that would otherwise be released to such Indemnifying Securityholder out of the Escrow Fund.

Section 7.3 Limitations on Indemnification.

(a) Subject to the following sentence, the Indemnified Persons may not recover Losses from the Escrow Fund (or by Redemption Consideration Offsets) in respect of any claim for indemnification under Section 7.2(a)(i) or under Section 7.2(a)(ix) unless and until Losses otherwise recoverable thereunder have been incurred, paid or properly accrued in an aggregate amount greater than $3,500,000 (the “Indemnification Deductible”). Notwithstanding the foregoing sentence, the Indemnified Persons will be entitled to recover for, and the Indemnification Deductible will not apply to, any Losses with respect to any breach of any representation or warranty made in Section 2.2 (Capitalization) or Section 2.3(a) (Authority) (the “Fundamental Company Representations”) or Section 2.9 (Taxes). Once the Indemnification Deductible has been exceeded, the Indemnified Persons will be entitled to recover only Losses in excess of the Indemnification Deductible, subject to this ARTICLE 7.

(b) Recovery by Indemnified Persons of their Losses and liability therefor by the Indemnifying Securityholders in aggregate will be subject to the following limitations:

(i) Other than with respect to breaches of any Fundamental Company Representations pursuant to Section 7.2(a)(i) and claims pursuant to Section 7.2(a)(vi), an Indemnified Person may recover Losses pursuant to this ARTICLE 7 only from the Escrow Fund (and Redemption Consideration Offsets) and only subject to the other limitations set forth in this ARTICLE 7.

(ii) With respect to breaches of the Fundamental Company Representations and claims pursuant to Section 7.2(a)(vi), an Indemnified Person may recover Losses pursuant to this ARTICLE 7 (A) first from the Escrow Fund (and Redemption Consideration Offsets) and (B)(1) if the aggregate amount paid in satisfaction of Liability Claims (including Liability Claims for breaches or inaccuracies in the Fundamental Company Representations) set forth in all Claims Notices delivered to the Escrow Agent and the Representative prior to the Special Claim Period Expiration Date exceeds the then-existing Escrow Fund (including corresponding Redemption Consideration Offsets) or (2) after the Special Claim Period Expiration Date, directly from each Indemnifying Securityholder according to its Indemnification Percentage of such Losses, not to exceed (inclusive of all other such Losses paid pursuant to this ARTICLE 7) the Merger Consideration (or Blocker Merger Consideration or Redemption Consideration) received by it pursuant to this Agreement (or, as applicable, the Blocker Purchase Agreement or a Repurchase Agreement).

(iii) For the avoidance of doubt, (A) an Indemnified Person may recover Losses for General Indemnity Claims only from the Escrow Amount in the Escrow Fund (including corresponding Redemption Consideration Offsets), only if the Claim Notice with respect thereto is delivered prior to the Claim Period Expiration Date, and (B) an Indemnified Person may recover Losses for General Indemnity Claims described on Schedule 7.2(a)(ix) only after the Indemnification Deductible is exceeded as described in Section 7.3(a).

(c) Except as otherwise required by applicable Law, the parties will treat any indemnification payments made hereunder as an adjustment to the Merger Consideration as specified in Section 1.4 for accounting and Tax purposes except to the extent that the Laws of a particular jurisdiction provide otherwise.

(d) No Indemnifying Securityholder will have any right of contribution, right of indemnity or other right or remedy against Parent or the Surviving Entity in connection with any indemnification obligation or any other liability to which such Indemnifying Securityholder may become subject under or in connection with this Agreement.

(e) Notwithstanding the remedies available to the Indemnified Persons hereunder, the right of Parent or any other Indemnified Persons to pursue Action for any other remedies or relief under any Related Agreement against the counterparties thereto will not be available hereunder or limited hereby.

(f) The amount of Loss for which indemnification is provided under this ARTICLE 7 shall be net of any Tax benefits actually realized by an Indemnified Person in connection with such claim or recovery in the year of such indemnity payment or earlier.

(g) In no event will Losses include punitive or exemplary damages except to the extent paid to a third party.

(h) Each Indemnified Person shall mitigate all Losses for which they may be entitled to indemnification hereunder (including from the Escrow Fund) to the fullest extent required by applicable Law.

(i) No Indemnified Person shall be entitled to indemnification for any Loss to the extent that the matter giving rise thereto was deducted from the calculation of the Merger Consideration.

(j) The amount of any Loss subject to indemnification hereunder shall be calculated net of any cash amounts actually recovered by any Indemnified Person or any such Indemnified Person’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract (including for breach thereof) pursuant to or under which such Indemnified Person or any of such Indemnified Person’s Affiliates is a party or has rights (a “Third Party Recovery”). If an Indemnifying Securityholder has indemnified any Indemnified Person under this ARTICLE 7 (including from the Escrow Fund or through Redemption Consideration Offsets) for any Losses that are actually recovered by any Indemnified Person in any Third Party Recovery (net of any increases in premiums and costs of recovery), then Parent will reimburse the Indemnifying Securityholders (pro rata according to their respective Indemnification Percentages or, if such indemnification was from the Escrow Fund and Redemption Consideration Offsets, Escrow Release Percentages and Redemption Consideration Percentages) for the amount of such Losses so recovered. Notwithstanding anything to the contrary in this Section 7.3(j), with respect to any reductions to the amount of

Losses recoverable as a result of the foregoing sentence, (i) the amount deemed to be recovered by an Indemnified Person under any policies of insurance (A) will be net of any deductible or retention amount for such policy and net of any increase in the premium for such policy to the extent arising out of the relevant Loss and (B) will take into account the collateral effects of cancellation or non-renewal of a policy on account of the relevant Loss, and the amount of any such deductibles, retention amounts, increases or effects will not be deemed to be excluded from the amount of Losses with respect to the applicable claim, and (ii) for clarification and avoidance of doubt, neither Parent nor any Indemnified Person will have any obligation or otherwise be required in any way to initiate or seek an insurance recovery, or await any recovery of, or mitigate in any way or manner, any portion of the subject Losses from any insurance carrier prior to exercising its rights of indemnification hereunder, nor will anything in this sentence be construed to reduce, dilute or otherwise impair the rights of Parent or any Indemnified Person hereunder.

(k) No Indemnified Person shall be entitled to indemnification under this ARTICLE 7 for a General Indemnity Claim or for any breach of representation or warranty related to any matters described on Schedule 7.2(a)(viii) or Schedule 7.2(a)(ix) unless a claim has been made against such Indemnified Person by a third party, including any Governmental Entity (but excluding an Affiliate of any Indemnified Person), and the making of such third party claim was not instigated or encouraged by the actions of any Indemnified Person. No Indemnified Person shall be entitled to indemnification under this ARTICLE 7 for a Special Liability Claim described in Item 2 of Schedule 7.2(a)(x) or for any breach of representation or warranty related to any matters described in Item 2 of Schedule 7.2(a)(x) for periods prior to 2014 unless a claim has been made against such Indemnified Person by a third party, including any Governmental Entity (but excluding an Affiliate of any Indemnified Person), and the making of such third party claim was not instigated or encouraged by the actions of any Indemnified Person other than the filing of property tax returns with respect to 2014 or any subsequent period.

Section 7.4 Survival; Escrow Claim Period.

(a) Survival. The representations and warranties of the Company contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement, and the indemnity obligations related thereto, will survive in full force and effect until the date that is 15 months after the Closing Date; provided, however, that (a) the representations of the Company set forth in Section 2.2 (Capitalization) and Section 2.3(a) (Authority), and the indemnity obligations related thereto, will survive indefinitely and (b) the representations of the Company set forth in Section 2.9 (Taxes) and the indemnity obligations related thereto, will survive until the date that is 36 months after the Closing Date. The representations and warranties of Parent and Merger Sub contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement will survive in full force and effect until the date that is 15 months after the Closing Date. Except as otherwise expressly provided in this Agreement, each covenant hereunder will survive the Closing indefinitely or in accordance with its terms.

(b) Escrow Claim Period. The period during which claims for indemnification from the Escrow Fund (including corresponding Redemption Consideration

Offsets) may be initiated (the “Escrow Claim Period”) by delivery of a Claims Notice will commence on the Closing Date and terminate at 11:59 p.m. Eastern time on the date that is 15 months after the Closing Date (the “Claim Period Expiration Date”); provided, however, that the Escrow Claim Period will be extended until the date that is 36 months after the Closing Date (the “Special Claim Period Expiration Date”) solely for Special Liability Claims for indemnification from the Special Escrow Amount (including corresponding Redemption Consideration Offsets). Liability Claims (other than Special Liability Claims) shall reduce and be limited to the Escrow Amount held in the Escrow Fund (including corresponding Redemption Consideration Offsets), and any Special Liability Claims shall first reduce (but prior to the Claim Period Expiration Date shall not be limited to) the Special Escrow Amount held in the Escrow Fund (including corresponding Redemption Consideration Offsets) and following the Claim Period Expiration Date shall be limited to any remaining Special Escrow Amount (including corresponding Redemption Consideration Offsets). Notwithstanding anything contained in this Agreement or the Escrow Agreement to the contrary, (a) on the Claim Period Expiration Date, such portion of the Escrow Amount held in the Escrow Fund as may be necessary to satisfy any unresolved or unsatisfied Liability Claims (other than Special Liability Claims) as specified in the reasonable judgment of Parent in any Claims Notice delivered to the Escrow Agent prior to the Claim Period Expiration Date will remain in the Escrow Fund (including a corresponding portion of remaining Redemption Consideration payments shall remain unpaid) until such Liability Claims have been resolved or satisfied and the remainder shall be released to the Indemnifying Securityholders (including a corresponding payment of Redemption Consideration made), (b) on the Special Claim Period Expiration Date, such portion of the Escrow Fund as may be necessary to satisfy any unresolved or unsatisfied Special Liability Claims as specified in the reasonable judgment of Parent in any Claims Notice delivered to the Escrow Agent prior to the Special Claim Period Expiration Date will remain in the Escrow Fund (including a corresponding portion of remaining Redemption Consideration payments shall remain unpaid) until such Special Liability Claims have been resolved or satisfied and the remainder shall be released to the Indemnifying Securityholders (including a corresponding payment of Redemption Consideration made) and (c) the Escrow Fund may be continued pursuant to a court order or other dispute resolution mechanism.

Section 7.5 Claims for Indemnification. At any time that an Indemnified Person has a claim for an incurred Loss that it believes is or may be indemnifiable under Section 7.2 (a “Liability Claim”), Parent will deliver a notice of such Liability Claim (a “Claims Notice”) to the Representative and, with respect to a Liability Claim under Section 7.2(a) against the Escrow Fund, at the same time Parent delivers a Claims Notice to the Representative, Parent will deliver a Claims Notice to the Escrow Agent. A Claims Notice must (A) be signed by an officer of Parent, (B) describe the Liability Claim in reasonable detail and (C) indicate the amount of the Loss that has been or may be paid, suffered, sustained or accrued by the Indemnified Persons. To the extent that the amount of a Loss is not determinable as of the date of delivery of a Claims Notice, Parent may deliver a Claims Notice stating the maximum amount of Loss that Parent in good faith estimates or anticipates that an Indemnified Person may pay or suffer; provided, however, that Parent’s provision of an estimated or anticipated amount of Loss will not limit the Loss recoverable or recovered by an Indemnified Person. No delay in or failure to give a Claims Notice by Parent to the Representative (or in the case of a Liability Claim seeking recovery from the Escrow Fund, the Escrow Agent) pursuant to this Section 7.5 will adversely affect any of the other rights or remedies that Parent has under this Agreement or alter or relieve any parties to this Agreement of their obligations to indemnify the Indemnified Persons pursuant to this ARTICLE 7, except and to the extent that such delay or failure has prejudiced such parties or the Claims Notice is delivered after the Claim Period Expiration Date or Special Claim Period Expiration Date, as applicable.

Section 7.6 Objections to and Payment of Claims.

(a) The Representative may object to any Liability Claim set forth in such Claims Notice by delivering written notice to Parent (with a copy to the Escrow Agent if a Claims Notice was delivered to the Escrow Agent) of the Representative’s objection (a “Objection Notice”). Such Objection Notice must describe the grounds for such objection in reasonable detail.

(b) If the Claims Notice was delivered to the Escrow Agent and an Objection Notice is not delivered by the Representative to Parent (with a copy to the Escrow Agent) within 30 days after delivery by Parent of the Claims Notice, such failure to so object will be an irrevocable acknowledgment by each party to this Agreement (including the Representative) that the Indemnified Persons are entitled to indemnification under Section 7.2 for the Losses set forth in such Claims Notice in accordance with this ARTICLE 7.

(c) If the Claims Notice was delivered to the Escrow Agent and no Objection Notice was delivered to the Escrow Agent within 30 days of the delivery of the Claims Notice to the Representative, or an Objection Notice was delivered to the Escrow Agent within 30 days of the delivery of the Claims Notice, but such Objection Notice objects only with respect to a portion of the Losses claimed in the Claims Notice, the Escrow Agent will deliver to Parent as soon as practicable cash from the Escrow Fund (and the Company will make a proportionate amount of Redemption Consideration Offsets) having a total value equal to (1) the amount of the Losses set forth in such Claims Notice, if no Objection Notice was delivered to the Escrow Agent, or (2) the amount of the portion of the Losses set forth in such Claims Notice to which no objection was made, if an Objection Notice was delivered to the Escrow Agent; provided, however, that, to the extent that the amount of the Losses set forth in the Claims Notice (or portion thereof) is an estimate, Parent (on behalf of itself or any other Indemnified Person) will not be so entitled to receive, and the Escrow Agent will not deliver, funds (and there shall be no Redemption Consideration Offsets) in respect of such portions of such estimated Losses unless and until the amount of such estimated Losses is finally determined.

(d) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Securityholders do not have any individual right to object to any claim made in a Claims Notice under this ARTICLE 7, and, any and all claims made in a Claims Notice on behalf of the Indemnified Persons may be objected to only by the Representative.

Section 7.7 Resolution of Objections to Claims.

(a) If the Representative objects in writing to any Liability Claim made in any Claims Notice in accordance with this Agreement, the Representative and Parent will attempt in good faith to agree upon the rights of the respective parties with respect to each such claim. If the Representative and Parent should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties and a copy of the memorandum setting forth the agreement will be delivered to the Escrow Agent. The Escrow Agent will be entitled to rely on any such memorandum and will distribute the cash agreed to be released pursuant to such memorandum as soon as practicable from the Escrow Fund in accordance with the terms thereof. To the extent a Liability Claim relates to a breach of Fundamental Company Representations or is pursuant to Section 7.2(a)(vi) and is recoverable directly from one or more Indemnifying Securityholders, then each such Indemnifying Securityholder will pay to Parent (on behalf of itself and any other Indemnified Parties) the amount of cash agreed to be delivered to Parent within ten days of delivery by Parent and the Representative to such Indemnifying Securityholder(s) of a copy of the memorandum setting forth the agreement of Parent and the Representative.

(b) If no such agreement can be reached after good-faith negotiation and after 30 days after delivery of an Objection Notice, either Parent or the Representative on behalf of the Indemnifying Securityholders may bring an action against the other to resolve the dispute.

Section 7.8 Third-Party Claims. If Parent receives notice of a third-party claim (other than with respect to Tax Matters) that results or will result in a claim by or on behalf of an Indemnified Person pursuant to Section 7.2 (regardless of the limitations set forth in Section 7.3), Parent promptly will notify the Representative of such third-party claim (provided that failure to provide such prompt notice shall not release, waive or otherwise affect the Indemnifying Securityholders’ obligations with respect thereto except to the extent they are actually prejudiced as a result of such failure) and provide the Representative the opportunity to participate at the Representative’s own cost in any defense of such claim or, if it so chooses, to assume the defense thereof at its sole expense with counsel selected by the Representative, which counsel must be reasonably satisfactory to Parent. Prior to the Representative assuming the defense of any such claim, it shall first verify to Parent that the Indemnifying Securityholders shall be responsible for Losses relating to such claim for indemnification to the extent required by this Agreement and that it shall provide indemnification to the extent required by this Agreement, in each case subject to the limitations set forth in this ARTICLE 7. If the Representative elects to assume the defense of any such claim which relates to any Losses indemnified by the Indemnifying Securityholders hereunder, it shall within ten Business Days of the Indemnified Person’s written notice of the assertion of such claim (or sooner, if the nature of the claim so requires) notify the Indemnified Person of its intent to do so; provided, that the Representative must conduct the defense of such claim actively and diligently thereafter in order to preserve its rights in this regard. If the Representative elects not to assume the defense of any such claim which relates to any Losses indemnified against hereunder, fails to notify the Indemnified Person of its election as herein provided or contests its obligation to indemnify the Indemnified Person for such Losses under and in accordance with this Agreement, Parent may assume the defense of such claim. Should the Representative so elect to assume the defense of such claim, the Indemnifying Securityholders shall not be liable to any Indemnified Persons for any legal expenses subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Representative assumes such defense, Parent shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the

Representative, it being understood that the Representative shall control such defense; provided, however, that such Indemnified Person shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Securityholders if (i) so requested by the Representative to participate or (ii) in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Representative that would make such separate representation advisable; and provided, further, that the Indemnifying Securityholders shall not be required to pay for more than one such counsel for all Indemnified Persons in connection with any third-party claim. The reasonable expenses of the Representative incurred in defending or participating in any such third-party claim shall be reimbursed, when and as incurred, from the Representative Fund or from funds otherwise distributable to the Indemnifying Securityholders from the Escrow Fund. The parties hereto agree to provide, and to cause their respective Affiliates to provide, reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such third-party claim. Such cooperation shall include the retention and (upon such party’s request) the provision to the other party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Representative assumes the defense of a third-party claim, no Indemnified Person shall admit any liability with respect to, or settle, compromise or discharge, such third-party claim without the Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Representative assumes the defense of a third-party claim, the Representative shall not agree to any settlement, compromise or discharge thereof without the prior consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided that if (A) the Representative recommends any settlement, compromise or discharge that by its terms (x) obligates the Indemnifying Securityholders to pay the full amount of the liability in connection with such claim, (y) releases the named Indemnified Person completely in connection with such claim and (z) does not impose an equitable remedy that materially limits the business of the Indemnified Person following such settlement, compromise or discharge and (B) Parent does not consent to such settlement, compromise or discharge, then the Indemnifying Securityholders shall in no event be responsible for Losses with respect to such third-party claim in excess of (1) the money damages that would have been paid to settle the third-party claim pursuant to such proposed settlement, compromise or discharge plus (2) any other Losses (e.g., out-of-pocket costs and expenses, but excluding, for the avoidance of doubt, any and all Losses that would have been encompassed by the settlement, compromise or discharge recommended by the Indemnifying Party), to the extent otherwise indemnifiable hereunder, incurred by the Indemnified Person through the date such settlement, compromise or discharge is first presented to Parent. If the Representative fails to defend or if, after commencing or undertaking any such defense, the Representative fails to prosecute or withdraws from such defense, the Indemnified Person shall have the right to undertake the defense or settlement thereof, at the Indemnifying Securityholders’ expense out of funds otherwise distributable to the Indemnifying Securityholders from the Escrow Fund.

Section 7.9 Sole and Exclusive Remedy. This ARTICLE 7 constitutes the Indemnified Persons’ sole and exclusive remedy for any and all Losses or other claims (excluding any adjustments to the Merger Consideration described in Section 1.7, any actions for specific performance or similar injunctive relief or claims of, or causes of action arising from, actual common law fraud) relating to or arising from this Agreement, the Merger and the other Transactions contemplated hereby and the documents and instruments executed and delivered in connection herewith (other than with respect to any Losses suffered or incurred by any Indemnified Person arising out of or resulting from any breach of any representation or warranty or covenant or agreement made by any Indemnifying Securityholder in (i) a Letter of Transmittal, (ii) the Blocker Purchase Agreement, (iii) an Offer Letter, employment agreement or other agreement respecting such Person’s post-Closing services to Parent and its Subsidiaries (including the Surviving Entity and its Subsidiaries) or (iv) any Non-competition Agreement, claims for which in each such case must be pursued directly against the applicable party outside of this Agreement except as provided in Section 7.2(b)). No Indemnified Person may avoid such limitation on liability by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Notwithstanding any implication herein to the contrary, any indemnification of the Indemnified Persons shall be satisfied solely and exclusively by setoff against the funds remaining in the Escrow Fund pursuant to the terms hereof and the Escrow Agreement, including the payment of reasonable fees and expenses incurred in connection with the Indemnified Persons’ defense of a Third Party Claim, other than in respect of breaches of Fundamental Company Representations and claims pursuant to Section 7.2(a)(vi). Nothing herein shall limit the rights and remedies of any Indemnified Person for actual common law fraud, an action for which may be brought outside of this Agreement (and not subject to the limitations of the previous Sections of this ARTICLE 7) to recover any damages for which any person may be liable.

Section 7.10 Representative.

(a) At the Effective Time, John W. Robinson III will be constituted and appointed as the Representative, and the Representative hereby accepts such appointment. Each Indemnifying Securityholder, by virtue of its adoption of this Agreement and approval of the Merger, will be deemed to have appointed and constituted the Representative as their agent and true and lawful attorney-in-fact with the powers and authority as set forth in this Agreement. The Representative will be the exclusive agent for and on behalf of the Indemnifying Securityholders to (1) enter into the Escrow Agreement; (2) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the other documents contemplated by the Transactions (other than Letters of Transmittal, Non-competition agreements, Offer Letters and any other agreements respecting post-Closing services to Parent or any of its Subsidiaries (including the Surviving Entity and its Subsidiaries) (collectively, the “Excluded Agreements”), with respect to which the Representative has no authority); (3) authorize deliveries to Parent of cash or other property from the Escrow Fund and legally bind each Indemnifying Securityholder thereto; (4) object to such claims in accordance with Section 7.6; (5) consent or agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders with respect to, such claims; (6) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance; (7) subject to Section 6.1, execute for and on behalf of each Indemnifying Securityholder any amendment to this Agreement, the Escrow Agreement or any exhibit, annex or schedule hereto or thereto (including for the purpose of amending addresses), other than any Excluded Agreement; (8) makes adjustments to the Escrow Release Percentages, the Redemption Consideration Percentages or the Representative Fund Release Percentages that the Representative determines in good faith are just and equitable to reflect an appropriate allocation of responsibility for matters for which amounts have been paid out of the Escrow Fund (and Redemption Consideration Offsets) or the Representative Fund (in whole or in party) but for which not all Indemnifying Securityholders are bearing or should bear equal responsibility or to otherwise effect the terms of this Agreement; (9) enter into any waiver or extension pursuant to Section 6.2; (10) cause to be paid to the Indemnifying Securityholders any balance of the Representative Fund Amount not used in accordance with the terms of the Escrow Agreement; and (11) execute such further instruments of assignment as Parent shall reasonably request. The Representative will be the sole and exclusive means of asserting or addressing any of the above on behalf of the Indemnifying Securityholders, and no Indemnifying Securityholder will have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Representative. All decisions and actions by the Representative (to the extent authorized by this Agreement) shall be binding upon all of the Indemnifying Securityholders, and no Indemnifying Securityholder shall have the right to object, dissent, protest or otherwise contest the same. This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by any Indemnifying Securityholder or by operation of Law, whether by the death or incapacity of any Indemnifying Securityholder or the occurrence of any other event, and any action taken by the Representative will be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not any Indemnifying Securityholder or the Representative will have received any notice thereof. All expenses, if any, incurred by the Representative in connection with the performance of his, her or its duties as the Representative (including in connection with Liability Claims) will be borne and paid by the Indemnifying Securityholders according to their respective Indemnification Percentages (the “Representative Expenses”). The Representative will have the right to recover Representative Expenses from the Representative Fund as such Representative Expenses are incurred. Following resolution of the post-Closing Merger Consideration adjustment and following the termination of the Escrow Claim Period, the resolution of all Liability Claims and the satisfaction of all claims made by Indemnified Persons for Losses, the Representative will have the right to recover Representative Expenses from Adjustment Fund or the Escrow Fund, respectively, and in its sole discretion to direct all or any portion of amounts otherwise to be released to the Indemnifying Securityholders into the Representative Fund by delivering to the Escrow Agent written instructions specifying the portion of such amounts to be directed to the Representative Fund. No bond will be required of the Representative, and the Representative will not receive any compensation for the Representative’s services. Notices or communications to or from the Representative will constitute notice to or from each of the Indemnifying Securityholders with respect to the matters covered hereby. The Representative shall be entitled to engage such counsel, experts, consultants and other advisors as it shall deem necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Representative may (but need not) consult with any Indemnifying Securityholder in connection with exercising its powers and performing its functions hereunder and each Indemnifying Securityholder shall cooperate with and offer reasonable assistance to the Representative in connection therewith.

(b) The Person serving as the Representative may be replaced from time to time, by the holders of a majority in interest of the Escrow Funding Percentages upon not less than ten days’ prior written notice to Parent. The agency of the Representative may be changed only when the Person serving as the Representative is replaced pursuant to the preceding sentence. A vacancy in the position of Representative may be filled by the holders of a majority in interest of the Escrow Funding Percentages. If the Representative refuses or is no longer capable of serving as the Representative hereunder, then the Indemnifying Securityholders will promptly appoint a successor Representative who will thereafter be a successor Representative hereunder, and the Representative will serve until such successor is duly appointed and qualified to act hereunder. If there is not a Representative at any time, any obligation to provide notice to the Representative will be deemed satisfied if such notice is delivered to each of the Indemnifying Securityholders at their addresses last known to Parent, which will be the address set forth in the Spreadsheet unless the Representative provides notice to Parent of a different address in the manner described in Section 8.3.

(c) The Representative will not be liable to any Indemnifying Securityholder for any act done or omitted in connection with the Representative’s services under this Agreement or the Escrow Agreement while acting in good faith and any act done or omitted in accordance with the advice of counsel or other expert will be conclusive evidence of such good faith. The Indemnifying Securityholders will ratably according to their Indemnification Percentages, but not jointly and severally, indemnify the Representative and its Affiliates and their respective partners, members, officers, managers, directors, employees, agents and representatives (the “Representative Group”) from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable fees and expenses of counsel and experts and their staffs and all reasonable expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss or any portion of a Representative Loss is finally adjudicated to have been directly caused by the gross negligence or bad faith of the Representative, the Representative will promptly reimburse the Indemnifying Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or bad faith. If not paid directly to the Representative by the Indemnifying Securityholders, any such Representative Losses may be recovered by the Representative from (i) the funds in the Representative Fund, (ii) the amounts in the Adjustment Fund at such time as remaining amounts in the Adjustment Fund would otherwise be distributable to the Indemnifying Securityholders and (iii) the amounts in the Escrow Fund at such time as remaining amounts in the Escrow Fund would otherwise be distributable to the Indemnifying Securityholders. Notwithstanding the foregoing, while this section allows the Representative to be paid from the Representative Fund, the Adjustment Fund and the Escrow Fund, this does not relieve the Indemnifying Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Indemnifying Securityholders or otherwise. The Indemnifying Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Representative or the termination of this Agreement.

(d) Until the Special Claim Period Expiration Date, or if earlier, at such time as there are no amounts remaining in the Escrow fund, Parent shall use commercially reasonable efforts to preserve and retain, or to cause the Company and the Subsidiaries to preserve and retain, all material accounting, Tax, legal, auditing and other books and records of the Company and its Subsidiaries in accordance with the same procedures and document retention policies that Parent uses for its equivalent materials. Parent will provide the Representative with reasonable access to, and the right to inspect and copy, all such information about the Surviving Entity and its Subsidiaries and the reasonable assistance of the Company’s former officers and employees for purposes of performing its duties and exercising its rights hereunder; provided that the Representative will treat confidentially and not use or disclose the terms of this Agreement or any nonpublic information from or about Parent, Surviving Entity, or any Indemnified Person to anyone (except to the Indemnifying Securityholders or the Representative’s employees, attorneys, accountants, financial advisors or authorized representatives on a need to know basis, in each case who agree to treat such information confidentially), provided, however, that neither Parent nor the Surviving Entity will be obligated to provide such access or information if doing so would violate applicable Law or any Contract to which Parent, the Surviving Entity or any of their Affiliates is a party or obligation of confidentiality owed by Parent, the Surviving Entity or any of their Affiliates to a third party, jeopardize the protection of attorney-client privilege (giving effect to reasonable arrangements such as common interest agreements to preserve such privilege) or any rights of Parent or any Indemnified Person under the work-product doctrine or expose Parent or the Surviving Entity to risk of liability for disclosure of sensitive or personally identifiable information. The Representative acknowledges that, as a holder of Company Units immediately prior to the Effective Time, the Representative is subject to the confidentiality requirements of clause (iii) of Section 4.1, which will apply to the Representative in such capacity as well. If requested by Parent, the Representative will enter into a separate confidentiality agreement in substantially the form of the Confidentiality Agreement referred to in Section 4.1, as modified thereby and otherwise as mutually agreeable, prior to being provided access to such information.

(e) By its signature to this Agreement, the initial Representative hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as the Representative and to discharge the duties and responsibilities of the Representative pursuant to the terms of this Agreement.

Section 7.11 Actions of and Notices to the Representative. Any notice or communication given to or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is within the scope of the Representative’s authority under Section 7.10(a) will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Indemnifying Securityholders and will be final, binding and conclusive upon each such Indemnifying Securityholder. Each Indemnified Person and the Escrow Agent will be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying

Securityholder. Each Indemnified Person and the Escrow Agent are unconditionally and irrevocably relieved from any liability to any person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Representative.

Section 7.12 Investigation; No Other Company Representations or Warranties.

(a) Each of Parent and Merger Sub acknowledges that it has conducted an independent investigation of the financial condition, operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, has relied on the results of its own independent investigation and on the representations and warranties of the Company expressly and specifically set forth in this Agreement. Each of Parent and Merger Sub further acknowledges and agrees that it is sophisticated in all aspects of the general industry of the Company and has sufficient knowledge and expertise to evaluate the consummation of the transactions contemplated hereby.

(b) THE REPRESENTATIONS AND WARRANTIES (I) BY THE COMPANY EXPRESSLY SET FORTH IN ARTICLE 2, AND (II) BY EACH UNITHOLDER IN ITS RESPECTIVE LETTER OF TRANSMITTAL, (III) BY THE BLOCKER OWNERS IN THE BLOCKER PURCHASE AGREEMENT AND (IV) BY THE RETIRING PARTNERS IN THE REPURCHASE AGREEMENTS, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, ITS SUBSIDIARIES, THE INDEMNIFYING SECURITYHOLDERS AND ANY OTHER PERSON TO PARENT AND MERGER SUB IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF PARENT AND MERGER SUB UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, HOWSOEVER CONVEYED, AND EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY.

(c) Except for the representations and warranties set forth in ARTICLE 2 of this Agreement, the Blocker Purchase Agreement, the Repurchase Agreements and the Letters of Transmittal, Parent and Merger Sub hereby acknowledge and agree that (i) neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates or any of their respective stockholders, unitholders, directors, managers, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Affiliates or any of their respective stockholders, unitholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person and (ii) except as set forth in Section 1.7 and this ARTICLE 7 and for claims for breaches of the Blocker Purchase Agreement, any of the Repurchase Agreements or any of the Letters of Transmittal, none of the Company’s or any of its Affiliates’ pre-Closing respective stockholders, unitholders, directors, managers, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Merger Sub or any of their respective Affiliates or any of their respective stockholders, unitholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Affiliates or any of their respective stockholders, unitholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, or the use by Parent, Merger Sub or any of their respective Affiliates or any of their respective stockholders, unitholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates or any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any of their respective Affiliates or any of their respective stockholders, unitholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement. In connection with Parent’s investigation of the Company and its Subsidiaries, Parent or one or more of its Affiliates has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries for the fiscal year ending December 31, 2014, and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of such estimates, projections and other forecasts and plans and neither the Company nor any other Person makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans). Notwithstanding the foregoing or anything else herein to the contrary, nothing in this Agreement shall limit any cause of action or remedy Parent may have in the event of actual common law fraud.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“401(K) Plan” has the meaning set forth in Section 4.11.

“Accountant Determined Amount” has the meaning set forth in Section 1.7(c).

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.

“Adjustment Fund” has the meaning set forth in Section 1.4(e).

“Adjustment Fund Amount” has the meaning set forth in Section 1.4(e).

“Affiliate,” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 2.14(b).

“Bank Accounts” has the meaning set forth in Section 2.23.

“Blocker Entities” has the meaning set forth in the Background.

“Blocker Interests” has the meaning set forth in the Background.

“Blocker Merger Consideration” has the meaning set forth in Section 1.4(h).

“Blocker Owner” means Summit Partners Growth Equity Fund VIII-B, L.P., a Delaware limited partnership (“GE VIII-B”), with respect to SP GE VIII-B Progressive Blocker Corp., and Summit Partners Subordinated Debt Fund IV-B, L.P., a Delaware limited partnership (“SD IV-B”), with respect to SP SD IV-B Progressive Blocker Corp.

“Blocker Purchase Agreement” has the meaning set forth in the Background.

“Blocker Units” has the meaning set forth in Section 1.4(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Atlanta, Georgia.

“Cash on Hand” means all cash, cash equivalents and marketable securities of the Company and its Subsidiaries as of 11:59 p.m. on the date immediately preceding the Closing Date, determined on a consolidated basis in accordance with GAAP applied on a basis consistent with and using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology used in the preparation of the Financial Statements. Notwithstanding anything to the contrary, Cash on Hand shall include checks and drafts deposited for the account of the Company and its Subsidiaries, net of any outstanding checks issued by the Company and its Subsidiaries.

“Certificate of Merger” has the meaning set forth in Section 1.1.

“Charter” has the meaning set forth in Section 2.1.

“Charter Documents” has the meaning set forth in Section 2.1.

“Claims Notice” has the meaning set forth in Section 7.5.

“Claim Period Expiration Date” has the meaning set forth in Section 7.4.

“Closing” has the meaning set forth in Section 1.2.

“Closing Company Indebtedness” has the meaning set forth in Section 1.4(c).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Statement” has the meaning set forth in Section 1.7(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Class A Units” has the meaning set forth in Section 2.2(a).

“Company Class B Units” has the meaning set forth in Section 2.2(a).

“Company Equity Plan” has the meaning set forth in Section 2.2(f).

“Company Incentive Units” mean any and all Incentive Units (or any series thereof) of the Company issued pursuant to the Limited Liability Company Agreement of the Company, dated June 15, 2012, as amended from time to time.

“Company Indebtedness” means, without duplication, the aggregate of the following: (1) any liability of the Company or any of its Subsidiaries (A) for borrowed money (including the current portion thereof), whether or not contingent, or issued or incurred in substitution or exchange for any such liability for borrowed money, (B) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase or similar facility, (C) evidenced by a bond, note, debenture or similar instrument or debt security (including a purchase money obligation or any Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance, and any obligation for the deferred purchase price of property or services), (D) created or arising under any conditional sale or other title retention agreement with respect to property acquired by of the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (E) as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Company or any of its Subsidiaries is liable as a lessee; (F) to purchase, redeem, retire, defease or otherwise acquire for value any ownership interests or capital stock of the Company or any of its Subsidiaries or any rights to acquire any ownership interests or capital stock of the Company or any of its

Subsidiaries, valued, in the case of redeemable ownership interests or capital stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (G) any obligations secured by an Encumbrance on property owned by the Company or any of its Subsidiaries, and (H) any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward, cross right or other hedging agreement or derivative contract, net of any obligations to the Company or any of its Subsidiaries thereunder; (2) any liability described in clause (1) of other Persons that is guaranteed directly or indirectly in any manner by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; or (3) any liability described in clause (1) of other Persons that is secured by (or for which the holder of such liability has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by the Company or any of its Subsidiaries, even though the Company or any such Subsidiary has not assumed or become liable for the payment of such liability. For purposes of this Agreement, Company Indebtedness includes (1) any and all accrued interest, fees, change of control payments, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Company Indebtedness, and (2) without duplication, any and all amounts of the nature described in clauses (1)(A) through (H) owed by the Company or any of its Subsidiaries to any of its Affiliates including any of its members or Unitholders.

“Company Intellectual Property” means any Intellectual Property and Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries, or otherwise used or held for use in connection with the operation of the business of the Company or its Subsidiaries, including Owned Company Intellectual Property and Licensed Company Intellectual Property.

“Company Intellectual Property Agreements” has the meaning set forth in Section 2.18(i).

“Company Source Code” has the meaning set forth in Section 2.8(k).

“Company Units” has the meaning set forth in Section 1.4(a).

“Confidentiality Agreement” has the meaning set forth in Section 4.1.

“Contaminants” has the meaning set forth in Section 2.21(a).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, rights or other enforceable arrangement or agreement, whether written or oral.

“Continuing Employee” has the meaning set forth in Section 4.6.

“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.

“Controlled Group” means those Persons which together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Copyright” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Covered Person” has the meaning set forth in Section 4.8(a).

“Customer Accounts” has the meaning set forth in Section 2.15(b).

“Databases” has the meaning set forth in the definition of “Intellectual Property.”

“Data Room” means the “Project Wasatch” electronically accessible data room provided at IntraLinks in connection with the Transactions.

“Delaware Secretary” has the meaning set forth in Section 1.1.

“Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Company to Parent and Merger Sub.

“Disputed Line Items” has the meaning set forth in Section 1.7(c).

“DLLCA” has the meaning set forth in Section 1.1.

“DOJ” has the meaning set forth in Section 2.3(c).

“Domain Name” has the meaning set forth in the definition of “Intellectual Property.”

“Effective Time” has the meaning set forth in Section 1.1.

“Employee Benefit Plan” has the meaning set forth in Section 2.10(a).

“Encumbrance” means any mortgage, pledge, hypothecation, right of others, adverse claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, third party right or other right or interest, option, lien, charge, any hire purchase, lease or installment purchase agreement, right of first refusal, right of preemption or right to acquire, or other restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the subject property, other than any restriction or limitation imposed by this Agreement and other than Permitted Liens.

“ERISA” has the meaning set forth in Section 2.10(a).

“Escrow Agent” has the meaning set forth in Section 1.4(d).

“Escrow Agreement” has the meaning set forth in Section 1.4(d).

“Escrow Amount” has the meaning set forth in Section 1.4(d).

“Escrow Claim Period” has the meaning set forth in Section 7.4.

“Escrow Fund” has the meaning set forth in Section 1.4(d).

“Escrow Funding Percentage” has the meaning set forth in Section 1.4(c).

“Escrow Release Percentage” means the portion of any release from the Escrow Fund or Adjustment Fund to which an Indemnifying Securityholder is entitled as set forth in the Spreadsheet, which reflects each such Indemnifying Securityholder’s Indemnification Percentage adjusted for Retiring Partners who do not have an Escrow Release Percentage and for a Third Party Expense payable out of the Escrow Fund and Adjustment Fund, as updated by the Representative from time to time.

“Estimated Statement” has the meaning set forth in Section 1.7(a).

“Estimated Merger Consideration” has the meaning set forth in Section 1.7(a).

“Estimated Third Party Expenses” has the meaning set forth in Section 4.5.

“Excluded Agreements” has the meaning set forth in Section 7.10.

“Final Allocation” has the meaning set forth in Section 4.7(d).

“Financial Statements” has the meaning set forth in Section 2.4.

“FTC” has the meaning set forth in Section 2.3(c).

“Fully Diluted Company Units” has the meaning set forth in Section 1.4(c).

“Fundamental Company Representations” has the meaning set forth in Section 7.3(a).

“GAAP” has the meaning set forth in Section 2.4.

“GE VIII-B Blocker” has the meaning set forth in the Background.

“General Indemnity Claim” shall mean a Liability Claim with respect to a Loss that is indemnifiable under Section 7.2(a)(viii) or Section 7.2(a)(ix).

“Government Officials” has the meaning set forth in Section 2.14(b)

“Governmental Authority” means any governmental, regulatory or administrative authority, agency, office, bureau, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing.

“HSR Act” has the meaning set forth in Section 2.3(c).

“Indemnification Deductible” has the meaning set forth in Section 7.3(a).

“Indemnification Percentage” means the percentage specified as each Indemnifying Securityholder’s “Indemnification Percentage” on the Spreadsheet, which (but for certain reallocations among Affiliated Indemnifying Securityholders) is equal to each such Indemnifying Securityholder’s Escrow Funding Percentage, as updated by the Representative from time to time.

“Indemnified Person” has the meaning set forth in Section 7.2(a).

“Indemnifying Securityholders” means, collectively, (i) the holders of Company Units (including Retiring Partners) as of immediately prior to the Effective Time, other than the Blocker Entities, and (ii) the Blocker Owners.

“Intellectual Property” means any and all (1) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (2) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (3) customer and retailer lists, customer and retailer contact and registration information, customer and retailer correspondence and customer and retailer purchasing histories; (4) specifications, designs, models, devices, prototypes, schematics and development tools; (5) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (6) databases and other compilations and collections of data or information (“Databases”); (7) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademark(s)”); (8) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (9) information and materials not generally known to the public that is protected as trade secrets (“Trade Secrets”); and (10) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (1) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements (“Patents”); (2) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated) (“Copyrights”); (3) other rights with respect to Software, including registrations thereof and applications therefor; (4) industrial design rights and registrations thereof and applications therefor; (5) rights with respect to Trademarks, and all registrations thereof and applications therefor; (6) rights with respect to Domain Names, including registrations thereof and applications therefor; (7) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any person; (8) rights with respect to Databases, including registrations thereof and applications therefor; (9) publicity and privacy rights, including all rights with respect to use of a person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (10) any rights equivalent or similar to any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 2.5(b).

“Interim Balance Sheet Date” has the meaning set forth in Section 2.5(b).

“IRS” has the meaning set forth in Section 2.10(b).

“Key Employee” has the meaning set forth in Section 5.3(f).

“Key Retail Partner” has the meaning set forth in Section 2.17(c).

“Key Vendor” has the meaning set forth in Section 2.17(d).

“Knowledge of the Company” or “Known to the Company” or any similar phrase means (and shall be limited to) the actual knowledge of the Key Employees, and the knowledge that they should reasonably be expected to have acquired in connection with the ordinary course discharge of their employment or other responsibilities to the Company and its Subsidiaries.

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, tribal, state, provincial, local or common law, an Order or act, treaty, statute, ordinance, regulation, rule, interpretation, collective bargaining agreement, extension order or code promulgated by a Governmental Authority and any writs, injunctions and decrees applicable to the Company or to its business.

“Lenders” has the meaning set forth in Section 3.5.

“Letter of Transmittal” has the meaning set forth in Section 1.5(a).

“Liability Claim” has the meaning set forth in Section 7.5.

“Licensed Company Intellectual Property” has the meaning set forth in Section 2.8(d).

“Losses” has the meaning set forth in Section 7.2(a).

Documents or other information and materials will be deemed to have been “Made Available” by the Company if and only if the Company has posted such documents and information and other materials to the Data Room at least 24 hours prior to the execution and delivery of this Agreement by the parties hereto.

“Material Adverse Effect” with respect to any Person means any effect that either alone or in combination with any other effect is or would reasonably be expected to be materially adverse in relation to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole, or the ability of such Person to perform its obligations hereunder or to consummate the Transactions; provided, however, that none of the following will be taken into account in determining whether there has been a Material Adverse Effect: (a) any effect to the extent attributable to conditions affecting the industry or industries in which the Person or its Subsidiaries participates; (b) any effect to the extent attributable to conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States; (c) any effects to the extent attributable to general economic, market or political conditions, or acts of war, terrorism or sabotage, natural disasters or acts of God; (d) any effect to the extent attributable to the identity of Parent as the party acquiring the Company, the announcement of the Transactions contemplated hereby or actions taken (or omitted to be taken) at the prior written request of Parent or Merger Sub or required or contemplated to be taken or omitted, as applicable, by the express terms of this Agreement; (e) any effects to the extent attributable to any change in accounting requirements or principles or any change in applicable Laws; or (f) any effects to the extent attributable to the failure of the Company and its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided that this clause (f) shall not prevent a determination that any changes or effects underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); provided, that, with respect to any Person, the matters described in clauses (a), (b), (c) and (e) will be excluded only to the extent that such matters do not have a disproportionate impact on the Person and its Subsidiaries, as compared to other companies that conduct business in the countries and regions and in the industry in which the Person and its Subsidiaries conducts its business.

“Material Contract” has the meaning set forth in Section 2.18.

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 1.4(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 1.4(b).

“Non-competition Agreements” has the meaning set forth in the Background.

“Notice of Disagreement” has the meaning set forth in Section 1.7(c).

“Objection Notice” has the meaning set forth in Section 7.6(a).

“Offer Letters” has the meaning set forth in the Background.

“Open Source” has the meaning set forth in Section 2.8(j).

“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Owned Company Intellectual Property” means any and all Intellectual Property Rights and Intellectual Property that are owned in whole or in part by the Company or any of its Subsidiaries (or that the Company or any of its Subsidiaries purports to own in whole or in part), including, but not limited to, the Registered Company Intellectual Property.

“Parent” has the meaning set forth in the Preamble.

“Parent Adjustment Amount” has the meaning set forth in Section 1.7(e).

“Patent” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Permit” means any material approval, authorization, consent, franchise, license, permit or certificate by any Governmental Authority.

“Permitted Liens” means: (i) liens securing obligations arising under the Senior Credit Agreement (so long as such liens will be terminated in connection with the Closing); (ii) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and are adequately reserved as shown in the Interim Balance Sheet; (iii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant or which are being contested by appropriate proceedings and are adequately accounted for in the calculation of Merger Consideration; (iv) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over leased real property which are not violated by the current use and operation of the leased real property; (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased real property which do not materially impair the occupancy or use of the leased real property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) liens on goods in transit incurred pursuant to documentary letters of credit; and (ix) purchase money liens and liens securing rental payments under capital lease arrangements.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or governmental entity.

“Personal Information” has the meaning set forth in Section 2.20.

“Per Unit Consideration” has the meaning set forth in Section 1.4(c).

“Post-Closing Period” shall mean any taxable year or other taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” shall mean all taxable years or other taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 4.7(f).

“Privileged Communications” has the meaning set forth in Section 8.11.

“Proposed Allocation” has the meaning set forth in Section 4.7(c).

“Post-Closing Operating Agreement” has the meaning set forth in Section 1.3(b).

“Redemption Consideration” has the meaning set forth in Section 1.4(i).

“Redemption Consideration Offsets” has the meaning set forth in the Repurchase Agreements.

“Redemption Consideration Percentage” means, with respect to any Retiring Partner, such Retiring Partner’s Indemnification Percentage as a percentage of the Indemnification Percentages of all Retiring Partners, adjusted for a Third Party Expense payable out of Unit Escrow Contributions, Unit Special Escrow Contributions and Unit Adjustment Fund Contributions, as updated by the Representative from time to time, as set forth in the Spreadsheet and as adjusted from time to time by the Representative.

“Redemption Interests” has the meaning set forth in the Background.

“Registered Company Intellectual Property” means (1) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names that are registered, recorded or filed by, for, or under authorization from (or in the name of) the Company or any of its Subsidiaries, and (2) any other applications, registrations, recordings and filings by the Company or any of its Subsidiaries (or otherwise authorized by or in the name of the Company or any of its Subsidiaries).

“Related Agreements” means the Escrow Agreement and the Non-competition Agreements.

“Rental Contract” has the meaning set forth in Section 2.15(a).

“Representative” means John W. Robinson III as of the date hereof and any successor appointed pursuant to Section 7.10(a).

“Representative Expenses” has the meaning set forth in Section 7.10(a).

“Representative Fund” has the meaning set forth in Section 1.4(f).

“Representative Fund Amount” has the meaning set forth in Section 1.4(f).

“Representative Fund Release Percentage” means the portion of any release from the Representative Fund to which an Indemnifying Securityholder is entitled as set forth in the Spreadsheet, which reflects each such Indemnifying Securityholder’s Escrow Funding Percentage adjusted for a Third Party Expense payable out of the Representative Fund, as updated by the Representative from time to time.

“Representative Group” has the meaning set forth in Section 7.10(c).

“Representative Losses” has the meaning set forth in Section 7.10(c).

“Repurchase Agreements” has the meaning set forth in the Background.

“Required Vote” has the meaning set forth in Section 2.3(a).

“Retail Partner” has the meaning set forth in Section 2.17(a).

“Retail Partner Contract” has the meaning set forth in Section 2.17(a).

“Retiring Partner” has the meaning set forth in the Background.

“SD IV-B Blocker” has the meaning set forth in the Background.

“SEC” means the U.S. Securities and Exchange Commission and any Governmental Authority that is a successor thereto.

“Senior Credit Agreement” means that certain $86,500,000 revolving Credit Agreement dated as of December 3, 2012 (as the same has been amended, restated, supplemented and otherwise modified prior to the date hereof), by and among Prog Finance, LLC, a Delaware limited liability company, the Company, the other loan parties party thereto, the financial institutions party thereto as Lenders, and BMO Harris Bank, N.A., as administrative agent.

“Settlement Arbiter” has the meaning set forth in Section 1.7(c).

“Software” means all (1) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (2) computerized databases and other computerized compilations and collections of data or information; (3) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (4) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (5) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Special Escrow Amount” has the meaning set forth in Section 1.4(d).

“Special Claim Period Expiration Date” has the meaning set forth in Section 7.4.

“Special Liability Claim” shall mean a Liability Claim with respect to a Loss that is indemnifiable under Section 7.2(a)(x).

“Spreadsheet” has the meaning set forth in Section 4.4.

“Straddle Period” shall mean any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Returns” has the meaning set forth in Section 4.7(f).

“Subject Person” has the meaning set forth in Section 2.8(s).

“Subsidiary” of any Person means any other Person (1) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person or (2) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (3) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

“Surviving Entity” has the meaning set forth in Section 1.1.

“Systems” has the meaning set forth in Section 2.21(b).

“Tax” has the meaning set forth in Section 2.9(a).

“Tax Authority” has the meaning set forth in Section 2.9(a).

“Tax Matter” shall mean any audit, examination, contest, assessment, notice of Tax deficiency, claim for refund, administrative or judicial proceedings, or other adjustment of Taxes of or relating to any Tax of the Unitholders, the Company or its Subsidiaries.

“Tax Returns” has the meaning set forth in Section 2.9(a).

“Third Party Expenses” has the meaning set forth in Section 4.5.

“Third Party Recovery” has the meaning set forth in Section 7.3.

“Trademark” has the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transactions” means the transactions contemplated by this Agreement and the Related Agreements.

“Transfer Taxes” has the meaning set forth in Section 4.7(d).

“Unit Adjustment Fund Contribution” has the meaning set forth in Section 1.4(c).

“Unit Escrow Contribution” has the meaning set forth in Section 1.4(c).

“Unit Representative Fund Contribution” has the meaning set forth in Section 1.4(c).

“Unit Special Escrow Contribution” has the meaning set forth in Section 1.4(c).

“Unitholder” means a holder of Company Units.

“Unitholders’ Written Consent” has the meaning set forth in the Background.

“Unvested Incentive Units” means any Company Units issued and outstanding immediately prior to the Effective Time that are unvested pursuant to the terms of the agreement(s) or Employee Benefit Plan(s) governing the issuance of such Company Units. For purposes of this Agreement, a Company Unit will be deemed “unvested” if such Company Unit is not vested under any applicable stock restriction agreement or other agreement with the Company.

“U.S. Subsidiaries” means Subsidiaries incorporated or otherwise formed in a jurisdiction within the United States of America.

“WARN Act” has the meaning set forth in Section 2.11(g).

“Worker” has the meaning set forth in Section 2.11(c).

“Works of Authorship” has the meaning set forth in the definition of “Intellectual Property.”

Section 8.2 Terms Generally; Interpretation. Except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Recitals to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the word “or” is not limiting or exclusive;

(f) any gender-specific reference in this Agreement include all genders;

(g) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(h) a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation;

(i) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;

(j) references to a Person are also to its permitted successors and assigns;

(k) unless indicated otherwise, mathematical calculations contemplated hereby will be made to the fifth decimal place, but payments will be rounded to the nearest whole cent, after aggregating all payments to such party;

(l) “ordinary course of business” (or similar terms) will be deemed followed by “consistent with past practice”;

(m) the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;

(n) the contents of the Disclosure Schedule and the other Schedules form an integral part of this Agreement and any reference to “this Agreement” will be deemed to include the Schedules;

(o) phrases such as “to the Company’s Knowledge”, “to Parent’s knowledge” or “Known to the Company” are used to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true; and

(p) the doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transactions.

Section 8.3 Notices. All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine, and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

(a)	if to Parent or Merger Sub or the Company or the Surviving Entity:

Aaron’s, Inc.

309 East Paces Ferry Road NE

Atlanta, Georgia 30305

Attention: General Counsel

Facsimile: [redacted]

Telephone: [redacted]

with a copy (which will not constitute notice) to:

Kilpatrick Townsend & Stockton, LLP

1100 Peachtree Street, Suite 2800

Atlanta, Georgia 30309-4528

Attention: W. Benjamin Barkley

Email: bbarkley@kilpatricktownsend.com

Facsimile: [redacted]

Telephone: [redacted]

(b)	if to Representative:

John W. Robinson III

4665 Willowbrook Lane

Wilson, Wyoming 83014

Email: john.robinson@progfinance.com

Facsimile: [redacted]

Telephone: [redacted]

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Brian C. Van Klompenberg, P.C.

Email: brian.vanklompenberg@kirkland.com

Facsimile: [redacted]

Telephone: [redacted]

Section 8.4 Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is held by final judgment of a court of competent jurisdiction or arbiter to be invalid, illegal or unenforceable in any situation in any jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to, as applicable, (a) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or (b) replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid, illegal or unenforceable term or provision.

Section 8.5 Entire Agreement. This Agreement, the Confidentiality Agreement, the Related Agreements, the Letters of Transmittal, the Blocker Purchase Agreement, the Repurchase Agreements and the documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all exhibits and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between the Company, on the one hand, and Parent, on the other hand, with respect to the subject matter hereof, except for the Confidentiality Agreement, which will continue in full force and effect, and will survive any termination of this Agreement, in accordance with its terms.

Section 8.6 Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void, except that (a) Parent may assign and delegate any or all of its rights, interests and obligations under this Agreement after the Closing, to any Person, as long as any such Affiliate or Person agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment or delegation will relieve Parent of its obligations under this Agreement if such assignee does not perform such obligations and (b) the obligations of the Representative may be delegated pursuant to Section 7.10(a).

Section 8.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of and enforceable by the Indemnifying Securityholders and the Representative in their capacities as such. Section 4.8 is intended for the benefit of and enforceable by Covered Persons. ARTICLE 7 is intended for the benefit of Indemnified Persons but enforceable on their behalf only by Parent. Section 7.10 is for the benefit of and enforceable by the Representative Group. Section 8.11 is for the benefit of and enforceable by Kirkland & Ellis LLP. For the avoidance of doubt, each provision of this Agreement may be enforced by the Representative, whether or not expressly mentioned therein, on behalf of itself and the Indemnifying Securityholders. Except for the foregoing, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.8 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages would be an insufficient remedy for such damage. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions without posting bond or proving damages to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, and no party shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, or to enforce compliance with, the covenants and obligations of such party under this Agreement. The foregoing is in addition to any other remedy to which any party is entitled at Law or in equity.

Section 8.9 Dispute Resolution, Venue, and Governing Law; WAIVER OF JURY TRIAL. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Chancery court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. THE PARTIES TO THIS AGREEMENT EACH HEREBY KNOWINGLY AND INTENTIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE AGREEMENT AND CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.11 Legal Representation; Privilege. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its and its Affiliated directors, managers, members, partners, stockholders, officers and employees, that Kirkland & Ellis LLP may serve as counsel to the Representative and other members of the Representative Group, on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to (x) the Representative Group or (y) any other Indemnifying Securityholder in the event such Person so requests, in either case in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement or any other matter notwithstanding such representation (or any continued representation) of the Company and/or any of its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Any privilege attaching as a result of Kirkland & Ellis LLP’s service as counsel to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement will survive the Closing and will remain in effect, provided that such privilege from and after the Closing will be jointly controlled by, and may not be waived without the approval of, the Representative. As to any privileged attorney-client communications between Kirkland & Ellis LLP and the Company or Kirkland & Ellis LLP and any of the Company’s Subsidiaries prior to the Closing Date (collectively, the “Privileged Communications”), Parent, the Surviving Entity and each of its Subsidiaries together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties to the Transactions after the Closing. In addition, if the transactions contemplated by this Agreement are consummated, all Privileged Communications related to such transactions will become property of (and be controlled by) the Representative and the Company shall not retain any copies of such records or have any access to them.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, and Representative has executed this Agreement, in each case as of the date first written above.

AARON’S, INC.

By:	/s/ Ronald W. Allen
	Name:	Ronald W. Allen
	Title:	Chairman, President and Chief Executive Officer

VIRTUAL ACQUISITION COMPANY, LLC
By:	Aaron’s, Inc.
Its:	Sole Member

By:	/s/ Ronald W. Allen
	Name:	Ronald W. Allen
	Title:	Chairman, President and Chief Executive Officer

PROGRESSIVE FINANCE HOLDINGS, LLC

By:	/s/ John W. Robinson
	Name:	John W. Robinson, III
	Title:	Chief Executive Officer

/s/ John W. Robinson
JOHN W. ROBINSON III, as Representative

[Signature page to Agreement and Plan of Merger]